SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

BANC OF CALIFORNIA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

April 17, 2015

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Banc of California, Inc., we cordially invite you to attend the Company’s Annual Meeting of Stockholders (Annual Meeting). The meeting will be held at 8:00 a.m., Pacific Time, on May 15, 2015 at the Pacific Club, located at 4110 MacArthur Boulevard, Newport Beach, California.

An important aspect of the Annual Meeting process is that all of the stockholders vote on corporate business items. We urge you to exercise your rights as a stockholder to vote and participate in this process. You are being asked to consider and vote upon:

•	PROPOSAL I: the election of two directors of the Company; and

•	PROPOSAL II: the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Regardless of whether you plan to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. Registered stockholders, that is, stockholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, please check your proxy card to see if you can also vote by telephone or the internet. Voting promptly will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the success of the Company and the enhancement of value to your investment. As Chair of the Board and Lead Independent Director, we want to express our appreciation for your confidence and support.

Sincerely, Steven A. Sugarman Chair of the Board Chad T. Brownstein Vice Chair and Lead Independent Director

BANC OF CALIFORNIA, INC.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

(949) 236-5211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Banc of California, Inc. (the Company) will be held as follows:

DATE	May 15, 2015

TIME	8:00 a.m. Pacific Time

PLACE	The Pacific Club, 4110 MacArthur Boulevard, Newport Beach, California

ITEMS OF BUSINESS	(1) Election of two directors each for a term of three years.

(2) Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

RECORD DATE	Holders of record of the Company’s Voting Common Stock at the close of business on March 24, 2015, will be entitled to vote at the meeting or any adjournment or postponement of the meeting.

ANNUAL REPORT	The Company’s 2014 Annual Report to Stockholders accompanies this proxy statement.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered stockholders, that is, stockholders who hold their stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote by telephone or the internet. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS, John C. Grosvenor Executive Vice President, General Counsel and Corporate Secretary

Irvine, California

April 17, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 15, 2015.

The Company’s Proxy Statement and Annual Report to Stockholders are also available on the Internet at

www.investorvote.com/BANC.

BANC OF CALIFORNIA, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2015

i

ii

iii

BANC OF CALIFORNIA, INC.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

(949) 236-5211

PROXY STATEMENT

INTRODUCTION

The Board of Directors of Banc of California, Inc. (Banc of California, the Company, we, us and our) is using this proxy statement to solicit proxies from the holders of the Company’s voting common stock, par value $0.01 per share (Voting Common Stock), for use at the upcoming Annual Meeting of Stockholders of the Company and at any adjournments or postponements of the meeting. The meeting will be held on May 15, 2015 at 8:00 a.m., Pacific Time, at the Pacific Club, located at 4110 MacArthur Boulevard, Newport Beach, California. At the meeting, stockholders will be asked to vote on two items:

•	PROPOSAL I: the election of two directors of the Company; and

•	PROPOSAL II: the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

These items are described in more detail below. Stockholders also will consider any other matters that may properly come before the meeting or any adjournment or postponement of the meeting, although the Board of Directors knows of no other business to be presented.

Some of the information in this proxy statement relates to the Company’s wholly owned banking subsidiary, Banc of California, National Association (the Bank).

By submitting your proxy, you authorize the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

The accompanying Notice of Annual Meeting of Stockholders and proxy and this proxy statement are first being sent to stockholders on or about April 17, 2015.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2014, which includes the Company’s audited financial statements, accompanies this proxy statement. The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.

Your vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly.

INFORMATION ABOUT THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Purpose of Meeting

At the annual meeting, stockholders will be asked to vote on the following items:

•	PROPOSAL I: the election of two directors of the Company; and

•	PROPOSAL II: the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Stockholders also will act on any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Members of our management team will be present at the meeting to respond to your questions.

Copies of Materials

Securities and Exchange Commission (SEC) rules allow a single copy of the proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who the Company reasonably believes are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

The Company may household its proxy card, notices, annual report and proxy statement to stockholders of record that share an address. This means that stockholders of record sharing an address may not each receive a separate paper copy of the proxy materials. The Company also understands that certain brokerage firms, banks, or other similar entities holding the Company’s Voting Common Stock for their customers may household proxy materials. Stockholders sharing an address whose shares of Voting Common Stock are held by such an entity should contact such entity if they now receive (a) multiple copies of the Company’s proxy materials and wish to receive only one copy of these materials per household in the future; or (b) a single copy of the Company’s proxy materials and wish to receive separate copies of these materials in the future. Additional copies of proxy materials are available upon request by contacting the Company’s Director of Investor Relations at:

Banc of California, Inc.

c/o Tim Sedabres, Director of Investor Relations

18500 Von Karman Avenue, Suite 1100

Irvine, California, 92612

(855) 361-2262

IR@bancofcal.com

Who Can Vote

The record date for the meeting is March 24, 2015. Only holders of record of the Voting Common Stock as of the close of business on that date are entitled to notice of and to vote at the meeting. Each stockholder is entitled to one vote for each share of Voting Common Stock held as of the record date; provided, however, that under Section F of Article 6 of the Company’s charter, no stockholder who beneficially owns more than 10.0% of the shares of Voting Common Stock outstanding as of that date may vote shares held in excess of that amount. At the close of business on the record date, there were 35,087,199 outstanding shares of Voting Common Stock.

Voting Shares Held in “Street Name” by a Broker

If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to any “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, your shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. The election of directors is expected to be a non-discretionary item and the ratification of the appointment of the independent registered public accounting firm is expected to be a discretionary item.

Number of Shares Required to be Present to Hold the Meeting

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of Voting Common Stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the meeting.

How to Vote your Shares

1.	You can vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

2.	You can vote by telephone. If you are a registered stockholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can vote by telephone.

3.	You can vote via the internet. If you are a registered stockholder, you can vote via the internet by following the instructions included on the proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote via the internet.

4.	You can vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 24, 2015, the record date for voting at the meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the meeting even if you plan to attend the meeting in person.

Revoking Your Proxy

If you are a registered stockholder, you can revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	submitting another proxy with a later date;
•	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the annual meeting; or
•	voting in person at the annual meeting. Your proxy will not be automatically revoked by your mere attendance at the meeting; you must actually vote at the meeting to revoke a prior proxy.

If you hold your shares through a bank, broker or other nominee, you will need to follow the instructions of your bank, broker or other nominee in order to change your vote.

Board of Directors Voting Recommendations

The Board of Directors recommends that you vote:

•	FOR the election of the two director nominees to the Board of Directors.
•	FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

How Shares are Treated when no Voting Instructions are Provided

Registered Stockholders. If you are a registered stockholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the two director nominees to the Board of Directors.
•	FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Holders of Shares in “Street” Name. If you hold your shares in “street” name through a broker and do not provide your broker with voting instructions, it is expected that your broker will be able to vote your shares on the ratification of the appointment of the independent registered public accounting firm but will be unable to vote your shares on the election of directors. See Voting Shares in Street Name by a Broker.

Other Matters to be Presented

The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

Votes Required to Elect the Director Nominees

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the nominees as directors. This means that the two director nominees will be elected if they receive more affirmative votes than any other persons nominated for election. No persons have been nominated for election other than the two director nominees named in this proxy statement. If you vote “Withhold” with respect to the election of either director nominee or both director nominees, your shares will not be voted with respect to the person or persons indicated, although your shares will be counted for purposes of determining whether there is a quorum.

Votes Required to Ratify the Appointment of KPMG, LLP

The affirmative vote of a majority of the votes cast on the matter is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2015. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” on this item.

Director Nominees Unable to Stand for Election

If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute director nominee. If a substitute director nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute director nominee unless you have withheld authority to vote for the director nominee replaced.

How Abstentions are Treated

If you abstain from voting, your shares will still be included for purposes of determining whether a quorum is present. Because directors will be elected by a plurality of the votes cast, abstaining is not offered as a voting option for the election of directors. An abstention on the ratification of the appointment of the independent registered public accounting firm will not be counted as a vote cast and will have no effect on that item.

How Broker Non-Votes Are Treated

Shares treated as broker non-votes on one or more items will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast. Consequently, broker non-votes will have no effect on any of the items to be voted on at the meeting.

STOCK OWNERSHIP

Stock Ownership of Greater than 5% Stockholders

The following table shows the beneficial ownership of the Voting Common Stock by those persons or entities known by management to beneficially own more than five percent of the outstanding shares of our Voting Common Stock as of March 24, 2015.

Name and Address of Greater than 5% Stockholders	Amount and Nature of Beneficial Ownership	Percent of Voting Common Stock Outstanding

OCM Boca Investor, LLC	3,288,947	9.37%
333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071 (1)

Patriot Financial Group, et al.	3,100,564	8.84%
Cira Centre 2929 Arch Street, 27th Floor Philadelphia, Pennsylvania 19104 (2)

Wellington Management Group, LLP	2,321,218	6.62%
280 Congress Street Boston, MA 02210 (3)

PL Capital et. al.	2,075,322	5.91%
67 Park Place East Suite 675 Morristown, NJ 07960 (4)

TCW Group, Inc. and Crescent Capital Group, L.P. et. al.	1,928,580	5.46%
865 South Figueroa Street Los Angeles, CA 90017 (5)

Forest Hill Capital, LLC et. al.	1,794,597	5.11%
100 Morgan Keegan Dr., Suite 430 Little Rock, Arkansas (6)

(1)	Based on a Schedule 13-G jointly filed with the SEC on January 16, 2015 by the following entities, which reported as follows: (1) OCM BOCA Investor, LLC (BOCA Investor), in its capacity as the direct owner of 3,288,947 shares; (2) OCM FIE, LLC (FIE), in its capacity as the manager of BOCA Investor; (3) Oaktree Capital Management, L.P. (Management), in its capacity as the managing member of FIE; (4) Oaktree Holdings, Inc. (Holdings, Inc.), in its capacity as the general partner of Management; (5) Oaktree Capital Group, LLC (OCG), in its capacity as the sole shareholder of Holdings, Inc.; and (6) Oaktree Capital Group Holdings GP, LLC (OCGH), in its capacity as the duly elected manager of OCG.
The entities also reported as follows: (1) BOCA Investor reported sole voting and sole dispositive power with respect to all 3,288,947 shares (the Shares); (2) FIA reported sole voting and sole dispositive power with respect to the Shares solely in it capacity as manager of BOCA Investor; (3) Management reported sole voting and sole dispositive power with respect to the Shares solely in its capacity as the managing member of FIE; (4) Holdings, Inc. reported sole voting and sole dispositive power with respect to the Shares solely in its capacity as general partner of Management; (5) OCG reported sole voting and dispositive power with respect to the Shares solely in its capacity as sole shareholder of Holdings, Inc.; and (6) OCGH reported sole voting and dispositive power with respect to the Shares solely in its capacity as sole shareholder of OCG.

All of the above entities, other than BOCA Investor, have declared that filing the Schedule 13G will not be construed as an admission that any such person is, for the purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered except to the extent of such person’s pecuniary interest in the Shares, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each of the above entities.
(2)	As reported in an Amended Schedule 13-D filed with the SEC on November 10, 2014 by Patriot Financial Partners, L.P. (Patriot Fund); Patriot Financial Partners Parallel, L.P. (Patriot Parallel Fund and together with the Patriot Fund, the Funds); Patriot Financial Partners GP, L.P., the general partner of the Funds (Patriot GP); Patriot Financial Partners GP, LLC, the general partner of Patriot GP (Patriot LLC); Patriot Financial Partners II, L.P. (Patriot Fund II); Patriot Financial Partners Parallel II, L.P. (Patriot Parallel Fund II and together with the Patriot Fund II, the Funds II), Patriot Financial Partners GP II, L.P. the general partner of the Funds II (Patriot II GP); Patriot Financial Partners GP II, LLC, a Delaware limited liability company and general partner of Patriot II GP (Patriot II LLC); and W. Kirk Wycoff, Ira M. Lubert and James J. Lynch as general partners of the Funds, the Funds II, Patriot GP and Patriot II GP and as members of Patriot LLC and Patriot II LLC. The Amended Schedule 13-D indicates as follows:
•	Messrs. Wycoff, Lubert and Lynch have shared voting and dispositive power over all 3,100,564 shares;
•	Patriot Fund has shared voting and dispositive powers over 1,397,748 of the total shares;
•	Patriot Parallel Fund has shared voting and dispositive powers over 241,463 of the total shares;
•	Patriot GP has shared voting and dispositive powers over 1,639,211 of the total shares;
•	Patriot LLC has shared voting and dispositive powers over 1,639,211 of the total shares;
•	Patriot Fund II has shared voting and dispositive powers over 1,204,097 of the total shares;
•	Patriot Parallel Fund II has shared voting and dispositive powers over 257,256 of the total shares;
•	Patriot II GP has shared voting and dispositive powers over 1,461,353 of the total shares; and
•	Patriot II LLC has shared voting and dispositive powers over 1,461,353 of the total shares.
(3)	As reported in a Schedule 13-G filed on February 12, 2015 Wellington Management Group LLP states it has shared voting and dispositive power with respect to all 2,321,218 shares.
(4)	As reported in an Amended Schedule 13-D filed on August 19, 2014 by Financial Edge Fund, L.P. (Financial Edge Fund); Financial Edge-Strategic Fund, L.P. (Financial Edge Strategic); PL Capital/Focused Fund, L.P. (Focused Fund); PL Capital, LLC (PL Capital) and General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund; PL Capital Advisors, LLC (PL Capital Advisors) and the investment advisor to Financial Edge Fund, Financial Edge Strategic, Goodbody/PL Capital, L.P. and Focused Fund; Goodbody/PL Capital, L.P. (Goodbody/PL LP); Goodbody/PL Capital, LLC (Goodbody/PL LLC) and General Partner of Goodbody/PL LP; John W. Palmer, as (1) a Managing Member of PL Capital, PL Capital Advisors and Goodbody/PL LLC and (2) an individual; and Richard J. Lashley, as (1) a Managing Member of PL Capital, PL Capital Advisors and Goodbody/PL LLC and (2) an individual. The Amended Schedule 13-D reports as follows:
•	Messrs. Lashley and Palmer have shared voting and dispositive powers over all 2,075,322 shares;
•	Financial Edge Fund has shared voting and dispositive powers over 1,076,322 of the total shares;
•	Financial Edge Strategic has shared voting and dispositive powers over 440,634 of the total shares;
•	Focused Fund has shared voting and dispositive powers over 202,500 of the total shares;
•	PL Capital has shared voting and dispositive powers over 1,719,456 of the total shares;
•	PL Capital Advisors has shared voting and dispositive powers over 2,075,322 of the total shares;
•	Goodbody/PL LP has shared voting and dispositive powers over 355,866 of the total shares;
•	Goodbody/PL LLC has shared voting and dispositive powers over 355,866 of the total shares;
•	Mr. Lashley has sole voting and dispositive powers over 10,000 of the total shares; and
•	Mr. Palmer has sole voting and dispositive powers over 500 of the total shares.
(5)	The information in the table above is based on a Schedule 13-G amendment filed with the SEC on February 12, 2015 by The TCW Group, Inc. on behalf of the TCW Business Unit (as defined therein) (TCW) and Crescent Capital Group, L.P. (Crescent) and on information provided to us by TCW and Crescent.

In 2010, TCW Shared Opportunity Fund V, L.P. (SHOP V Fund), an affiliate of The TCW Group, Inc., initially became a holder of the Company’s Voting Common Stock and Class B Non-Voting Common Stock (Non-Voting Common Stock) as a lead investor in the November 2010 recapitalization of the Company (the Recapitalization). In connection with its investment in the Recapitalization, SHOP V Fund also was issued by the Company an immediately exercisable five-year warrant (the SHOP V Fund Warrant) to purchase 240,000 shares of Non-Voting Common Stock or, to the extent provided therein, shares of Voting Common Stock in lieu of Non-Voting Common Stock. On May 29, 2013, the Company and SHOP V Fund entered into a Common Stock Share Exchange Agreement, dated May 29, 2013 (Exchange Agreement), pursuant to which SHOP V Fund may from time to time exchange its shares of Non-Voting Common Stock for shares of Voting Common Stock issued by the Company on a share-for-share basis, provided that immediately following any such exchange, SHOP V Fund’s percentage ownership of Voting Common Stock does not exceed 9.99%. The shares of Non-Voting Common Stock that may be exchanged by SHOP V Fund pursuant to the Exchange Agreement include the shares of Non-Voting Common Stock it purchased in the Recapitalization, the additional shares of Non-Voting Common Stock SHOP V Fund acquired subsequent to the Recapitalization (and may in the future acquire) pursuant to the Company’s Dividend Reinvestment Plan and any additional shares of Non-Voting Common Stock that SHOP V Fund acquires pursuant to its exercise of the SHOP V Fund Warrant.

On December 10, 2014, SHOP V Fund and two affiliated entities, Crescent Special Situations Fund Legacy V, L.P. (CSSF Legacy V) and Crescent Special Situations Fund Investor Group, L.P. (CSSF Investor Group), entered into a Contribution, Distribution and Sale Agreement pursuant to which SHOP V Fund agreed to transfer shares of Non-Voting Common Stock and portions of the SHOP V Fund Warrant to CSSF Legacy V and CSSF Investor Group. Also on December 10, 2014, SHOP V Fund, CSSF Legacy V, CSSF Investor Group and the Company entered into an Assignment and Assumption Agreement pursuant to which all of SHOP V Fund’s rights and obligations under the Exchange Agreement with respect to the shares of Non-Voting Common Stock transferred by it to CSSF Legacy V and CSSF Investor Group pursuant to the Contribution, Distribution and Sale Agreement were assigned to CSSF Legacy V and CSSF Investor Group, including the right of SHOP V Fund to exchange such shares for shares of Voting Common Stock on a one-for-one basis.
On June 3, 2013, January 5, 2015, January 20, 2015 and March 16, 2015, SHOP V Fund or CSSF Legacy V or CSSF Investor Group exchanged 550,000 shares, 522,564 shares, 86,620 shares and 934 shares, respectively, of Non-Voting Common Stock for the same number of shares of Voting Common Stock. As a result of these exchanges, the Company believes that as of March 24, 2015, The TCW Group, Inc. and its affiliates held 1,688,580 shares of Voting Common Stock and no shares of Non-Voting Common Stock, plus the SHOP V Fund Warrant under which up to 240,000 shares of Non-Voting Common Stock may be issued upon exercise and may thereafter be exchanged for shares of Voting Common Stock pursuant to the Exchange Agreement. If the warrant is exercised and exchanged for Voting Common Stock (which is assumed to have taken place as represented in the table above), then the aggregate shares of Voting Common Stock owned would be 1,928,580, or 5.46%. For more information, see Transactions with Related Persons/Transactions with Greater Than 5% Stockholders Who are Not Executive Officers.
(6)	As reported in a Schedule 13-G filed on February 13, 2015 by Forest Hill Capital, LLC and its principal Mark Lee, Forest Hill and Mr. Lee have the shared power to vote 527,705 of the shares and the shared power to dispose of all 1,794,597 of the shares.

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of our Voting Common Stock on March 24, 2015 by

•	each director and director nominee of the Company;

•	each Named Executive Officer (as defined under Executive Compensation/Compensation Discussion and Analysis); and

•	all of the executive officers and directors of the Company as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same main address as that of the Company. To the extent any of the beneficial owners hold fractional shares of Voting Common Stock; such fractional shares have been rounded to whole shares. As of March 24, 2015, there were 35,087,199 shares of Voting Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Voting Common Stock subject to outstanding rights to acquire shares of Voting Common Stock held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person, however.

Directors and Executive Officers	Common Stock	Total Number of Shares Subject to Exercisable Options	Total Number of Shares Subject to Exercisable SARs		Total Number of Shares Beneficially Owned (1)		Percent of Voting Common Stock Outstanding

Steven A. Sugarman	162,858	16,165	1,437,657	(2)	1,616,680	(2)	4.42	%(2)
Chair, President and Chief Executive Officer
Chad T. Brownstein,	24,232				24,232		0.07%
Vice Chair, Lead Independent Director and Director Nominee
Halle J. Benett, Director	8,780				8,780		0.03%
Eric L. Holoman, Director	20,501				20,501		0.06%
Jeffrey Karish, Director Nominee	29,345				29,345		0.08%
Jonah F. Schnel, Director	21,015				21,015		0.06%
Robert D. Sznewajs, Director	9,697				9,697		0.03%
Ronald J. Nicolas, Jr.,	61,382	30,000			91,382		0.26%
Executive Vice President and Chief Financial Officer
Hugh F. Boyle	53,495	5,000			58,495		0.17%
Executive Vice President, Chief Credit Officer and Chief Risk Officer
John C. Grosvenor	23,871	50,000			73,871		0.21%
Executive Vice President and General Counsel
Jeffrey T. Seabold	120,620	56,713			177,333		0.50%
Executive Vice President and Chief Banking Officer
Directors and Executive Officers of the Company as a group (13 persons) (1)	597,777	157,878	1,437,657	(2)	2,193,312	(2)	5.98	%(2)

(1)	Includes shares held directly, as well as shares held jointly with certain family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the individual’s or group members’ families, held by corporations or other entities controlled by the individual or group member, or held by trusts of which the individual or group member is a trustee or substantial beneficiary, with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers. In addition, includes shares subject to options or stock appreciation rights which were exercisable as of, or which will become exercisable within 60 days after, March 24, 2015.
(2)	Includes shares subject to the following stock appreciation rights (SARs) held by Mr. Sugarman: 1,077,474 SARs, which became fully vested and exercisable on August 21, 2014, 216,334 additional SARs which became fully vested and exercisable on November 7, 2014 and 143,849 additional SARs (the TEU Additional SARs) which were fully vested and exercisable as of March 24, 2015. The TEU Additional SARs have an originally scheduled vesting of May 21, 2017, but all or a portion of the TEU Additional SARs vest earlier than May 21, 2017 in certain situations as described further under Executive Compensation/Grants of Plan Based Awards.

The SARs will be settled, on a net basis, in shares of Voting Common Stock. Upon exercise, each SAR will entitle Mr. Sugarman to receive a number of shares of Voting Common Stock equal to the quotient of (i) the product of (A) the excess, if any, of (x) the fair market value of one share of Voting Common Stock on the date of exercise over (y) the base price of the SAR multiplied by (B) the number of shares with respect to which the SAR is being exercised divided by (ii) the fair market value of one share of Voting Common Stock on the date of exercise. Based on the base prices of the SARs and the numbers of shares of Voting Common Stock to which the SARs relate ($12.12 as to 500,000 shares, $13.06 as to 150,933 shares, $13.60 as to 88,366 shares, $13.55 as to 15,275 shares, $12.83 as to 70,877 shares, $10.09 as to 395,872 shares and $11.62 as to 216,334 shares), and assuming a fair market value per share on the date of exercise of $12.12, which was the per share closing price of the Voting Common Stock on the New York Stock Exchange on March 24, 2015, if Mr. Sugarman were to exercise all 1,437,757 of his currently exercisable SARs, he would be entitled to receive an aggregate of 75,229 shares of Voting Common Stock. Using the 75,229 shares to calculate beneficial ownership, then the aggregate shares of Voting Common Stock Mr. Sugarman beneficially owned would be 254,252, or 0.72% and the aggregate shares of Voting Common stock all directors and executive officers of the Company at a group beneficially owned would be 830,884, or 2.35%.

In addition to their beneficial ownership of shares of Voting Common Stock reflected in the table above, Messrs. Sugarman and Seabold beneficially own 960,000 and 435,000 shares of Non-Voting Common Stock, respectively, which are issuable under currently exercisable warrants held by Messrs. Sugarman (together with his spouse through a living trust) and Seabold. These warrants were originally issued on November 1, 2010 to COR Advisors LLC, an entity controlled by Mr. Sugarman, and were subsequently transferred. The warrants are exercisable for Voting Common Stock in lieu of Non-Voting Common Stock following the transfer of the warrants in a widely dispersed offering or in other limited circumstances.

Based on a de minimus number of shares of Non-Voting Common Stock issued and outstanding as of March 24, 2015 and also including (as outstanding for this purpose) the shares of Non-Voting Common Stock underlying the warrants Mr. Sugarman held as that date, if Mr. Sugarman exercised his warrant (assuming no other warrant holder exercised), he would have beneficially owned approximately 100% of the outstanding shares of Non-Voting Common Stock as of March 24, 2015. Likewise, using this same calculation, if Mr. Seabold exercised his warrant (assuming no other warrant holder exercised), then Mr. Seabold would have beneficially owned approximately 100% of the outstanding shares of Non-Voting Common Stock as of March 24, 2015. These warrants vested in tranches, with the first tranche vesting on January 1, 2011 and the last on July 1, 2013 and with each respective tranche being exercisable for five years after each tranche’s vesting date. As indicated in Note 5 to the table above appearing under Stock Ownership of Greater Than 5% Stockholders, in addition to the warrants held by Messrs. Sugarman and Seabold, the affiliates of TCW Group, Inc. also hold warrants to purchase 240,000 shares of Non-Voting Common Stock outstanding as of March 24, 2015. These warrants are exercisable from the date of original issuance through November 1, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Voting Common Stock, to report to the SEC their initial ownership of the Company’s equity securities and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this report any late filings or failures to file.

To the Company’s knowledge, based solely on its review of the copies of these reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to the Company’s officers and directors during 2014 were met, except for the inadvertent failures by Mr. Seabold (i) to timely report on a Form 4 a stock option award that was granted in 2013, which was reported on a Form 5 filed on February 17, 2015 and was previously disclosed by the Company in its 2014 Proxy Statement, and (ii) to timely report on a Form 4 the issuance on October 31, 2014 of 28,545 shares of unregistered Voting Common Stock, which was reported on a Form 4 filed on November 6, 2014.

PROPOSAL I - ELECTION OF DIRECTORS

General

The Company’s Board of Directors is divided into three classes. Directors in each class are generally elected to serve for three-year terms that expire in successive years. The term of one of the classes of the Company’s directors will expire at the annual meeting. The Company currently has seven directors, including Vice Chair and Lead Independent Director, Chad T. Brownstein and Director Jeffrey Karish, each of whose terms expire at the 2015 Annual Meeting of Stockholders and each of whom has been nominated for re-election to a three-year term. See Nominees for Director at the Annual Meeting.

Director Nominations by Stockholders

Director nominations by stockholders must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Section 1.09 of the Company’s bylaws. In general, to be timely, a stockholder’s notice must be received by the Company not less than 150 days nor more than 180 days prior to the first anniversary of the preceding year’s annual meeting; pursuant to previously disclosed bylaw amendments, this period was changed from 90-120 days to 120-150 days effective October 28, 2014 (which amendment also added to the informational requirements for stockholders proposing nominees) and from 120-150 days to 150-180 days effective February 24, 2015. If however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be delivered not earlier than 180 days prior to the date of the meeting and not later than the close of business on the later of the 150th day prior to the date of the meeting or the 10th day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. The stockholder’s notice must include the information set forth in Section 1.09 of the Company’s bylaws.

Any stockholder wishing to nominate a director candidate should review and must comply in full with the procedures set forth in the Company’s bylaws and Maryland law.

Director Nominees

The Board has recommended the following two nominees for re-election as directors, each for a three-year term at this Annual Meeting: Messrs. Brownstein and Karish. They have each consented to being named as director nominees in this proxy statement and have agreed to serve if re-elected. Both of the director nominees qualify as independent directors under the corporate governance standards of the New York Stock Exchange (NYSE), as applied in accordance with the Company’s Corporate Governance Guidelines.

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute director nominee. If a substitute director nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute director nominee, unless you have withheld authority to vote for the director nominee replaced. The affirmative vote of a plurality of the votes cast at the meeting is required to elect the nominees as directors.

Nominees for Director at the Annual Meeting

Below are the summaries that contain information regarding the director nominees’ business experience, qualifications and principal occupation. As indicated below, each director also currently serves as a director of the Bank and, in addition, Messrs. Brownstein and Sugarman serve on the board of managers of The Palisades Group LLC (Palisades), a wholly owned subsidiary of the Company. The Board of Directors recommends that you vote FOR the election of all director nominees.

Director Nominees to be Elected for Three-Year Terms Expiring at the 2018 Annual Meeting

Chad T. Brownstein Vice Chair and Lead Independent Director Age: 42

Director since: 2011

Committee Membership:

•       Compensation, Nominating and Corporate Governance (Chair)

•       Community Development

•       Strategic and Executive

Affiliate Directorships: Bank (2013), as Vice Chair and Lead Independent Director (2014); Palisades Board of Managers (2013), as Managing Director (2014)

Mr. Brownstein is the Chief Executive Officer of Rocky Mountain Resource Holdings, where he is responsible for the corporate strategy and board oversight on all investments. Since 2008, Mr. Brownstein has been a partner at Rocky Mountain Resource Holdings and its predecessor affiliates, a natural resources operating and investment company. Mr. Brownstein is also the Chief Executive Officer and board member of RMR Industrials, a company focused on the acquisition of industrial minerals. Prior thereto, from 2009 to 2012, Mr. Brownstein was a principal member of Crescent Capital Group, an investment firm (formerly Trust Company of the West Leveraged Finance Group) focused on special situations. During 2008, Mr. Brownstein was a Senior Advisor at Knowledge Universe Ltd., a global education company, where he focused on turnaround operations. From 2000 to 2007, he was a Partner at ITU Ventures, a venture capital firm, making venture and growth investments with a specialization in corporate strategy. Mr. Brownstein began his career in 1996 at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions and is either a current or past member of the Cedars Sinai Board of Governors, Los Angeles Conservation Corps, and Prospect Global Resources. Mr. Brownstein attended Columbia Business School and received his B.A. from Tulane University.

Mr. Brownstein’s strong background and experience in the areas of board governance, fiduciary oversight of fund investments in portfolio companies, and corporate strategy make him a valuable asset to the Board.

Jeffrey Karish Independent Director Age: 41	Director since: 2011 Committee Membership: • Audit • Strategic and Executive Affiliate Directorships: Bank (2013)

Mr. Karish is the Chairman of Whitney Shelter LLC, a private equity and venture capital firm focused on consumer facing media and technology platforms. Mr. Karish is the former President of Windsor Media LLC, subsequent to having served as the company’s Executive Vice President and acting General Counsel with a focus on investing and finance which included private equity funding, early stage venture capital funding and general investment management of a significant portfolio of fixed income assets. Previously, Mr. Karish was Head of Media Strategy and Corporate Development at Yahoo with a primary focus in strategic growth initiatives and M&A. Prior to Yahoo, he was a management consultant at McKinsey & Company, and a key member of McKinsey’s West Coast Media and Technology practice. Having also practiced in project finance with several large law firms, Mr. Karish currently sits on the board of another public company, Digital Turbine, Inc. where he chairs the Compensation, Nominating and Corporate Governance Committee. Mr. Karish holds a J.D. from Harvard University, a Masters of Philosophy in International Relations from Cambridge University, and a B.A. in History from U.C. Berkeley.

Mr. Karish’s strategic and managerial expertise in the areas of management consulting, mergers and acquisitions, governance and fiduciary oversight of investments in portfolio companies, and finance make him a valuable asset to the Board.

Directors Continuing in Office

Below are the summaries that contain information regarding the Company’s current directors’ principal occupation, business experience and qualifications.

Directors Continuing in Office with Terms Expiring at the 2017 Annual Meeting

Eric L. Holoman Independent Director Age: 54	Director since: 2013 Committee Membership: • Compensation, Nominating and Corporate Governance • Community Development (Chair) • Strategic and Executive Affiliate Directorships: Bank (2013)

Mr. Holoman is the President of Magic Johnson Enterprises and manages the company’s day-to-day operations in addition to overseeing its investment funds which includes: the Yucaipa Johnson Corporate Initiatives Fund, a small to middle market private equity fund focused on urban markets; the Canyon-Johnson Urban Fund, a real estate fund focused on the development of urban properties in underserved neighborhoods; and the Guggenheim Capital partnership focusing on sports, entertainment and media properties as well as energy and infrastructure opportunities with predictable cash flows. Mr. Holoman is also responsible for several of Magic Johnson Enterprises’ media portfolio companies, including Vibe Holdings, LLC and Aspire, Magic Johnson Enterprises’ television network, as well as radio station owner, Inner City Broadcasting Corporation. Prior to joining Magic Johnson Enterprises, Mr. Holoman held several positions in private banking with Bank of America and Wells Fargo Bank, where he headed its private mortgage bank in Los Angeles. Mr. Holoman has been active in public service, having previously served on the Board of Administration of the Los Angeles City Employees’ Retirement System which included two terms as President, and as a director of the Los Angeles branch of the Federal Reserve Bank of San Francisco. More recently, Mr. Holoman serves as Vice President of the Board of the Los Angeles Department of Water and Power. Mr. Holoman holds a B.S. in Finance from the University of Southern California.

Mr. Holoman brings to the Board a broad range of business experience and strong ties to the community through various positions of public service.

Halle J. Benett Independent Director Age: 48	Director since: 2014 Committee Membership: • Enterprise Risk Affiliate Directorships: Bank (2013)

Mr. Benett began his career in 1992 at Ryan, Beck & Co.; from 1996 through 2013, he worked at PaineWebber/UBS Investment Bank where he advanced to Managing Director in 2004. Mr. Benett headed Global Specialty Finance at UBS from 2005 through 2013. In addition, Mr. Benett also acted as co-head of UBS Financial Institutions, Investment Banking, Americas (from 2008 to 2010) and head (from 2011 to 2013). In 2014, Mr. Benett became the Managing Director and Head of the Diversified Financials Group at Keefe, Bruyette & Woods, a Stifel Company, having previously served as a Senior Advisor for Ares Management. Mr. Benett has completed more than 100 equity, debt and preferred stock capital raisings and participated in more than 40 merger and acquisition transactions providing him a wide range of experience with banks, thrifts, insurance, asset management and specialty finance companies. Mr. Benett received his Masters of International Affairs from Columbia University and a B.A. in Political Science and History from Rutgers University.

Mr. Benett’s experience in the financial services industry specializing in investment banking has enhanced the perspective of the Board.

Directors Continuing in Office with Terms Expiring at the 2017 Annual Meeting (cont.)

Robert D. Sznewajs Independent Director Age: 68	Director since: 2014 Committee Membership: • Audit (Chair) • Enterprise Risk Affiliate Directorships: Bank (2013)

Mr. Sznewajs is the former President and CEO of West Coast Bancorp, a bank holding company that was sold in 2013 with $2.5 billion in assets and 65 offices in Oregon. Mr. Sznewajs has held a variety of executive level positions in large financial services organizations comprised of Vice Chair of U.S. Bancorp, President and Chief Operating Officer of BankAmericard, Executive Vice President/Manager of Valley National Bancorp and President and Chief Executive Officer of Michigan National Bank. Mr. Sznewajs’s 39 years of experience in the areas of operations and technology, consumer and commercial banking, sales and marketing, investment portfolios and regulatory matters in addition to mergers and acquisitions allows him to be active on several boards and executive committees, namely Outerwall, Inc. (formerly Coinstar), the Portland Branch Board of the Federal Reserve Bank of San Francisco, the Oregon’s Bankers Association, the United Way, the Association for Corporate Growth, and the Bates Group, LLC. He received his M.B.A. and B.A. from the University of Detroit and is a CPA licensed by the State of Michigan.

Mr. Sznewajs’s many years of experience in the banking industry, especially as a CEO of a publicly-held bank holding company, make him a valuable asset to the Board.

Directors Continuing in Office with Terms Expiring at the 2016 Annual Meeting

Steven A. Sugarman Non-Independent Director Age: 40

Director since: 2010, as Chair of the Board (2013)

Committee Membership:

•       Community Development

•       Strategic and Executive (Chair)

•       Enterprise Risk

Affiliate Directorships: Bank (2010), as Chair of the Board (2013); Palisades Board of Managers (2013), Managing Member

Mr. Sugarman has served as Chief Executive Officer of the Company since September 21, 2012 (and for a month prior, acted as co-Chief Executive Officer of the Company). Mr. Sugarman was also appointed as President of the Company effective November 6, 2013 in addition to being appointed Chief Executive Officer and President of the Bank. Mr. Sugarman continues as the Chief Executive Officer and director of COR Securities Holdings Inc., the parent company of COR Clearing LLC, a national securities clearing firm, and remains the Managing Member of COR Capital LLC, a Southern California-based investment firm that was a lead investor in the November 2010 recapitalization of the Company wherein the Company agreed with COR Capital LLC to appoint Mr. Sugarman as a director following the transaction closing. Prior to that, Mr. Sugarman was a founding partner of GPS Partners LLC, a $2 billion investment firm. From 2004 through 2005, he worked at Lehman Brothers and previously founded and served as Chief Executive Officer of Sugarman Enterprises, Inc. and The Law Offices of Steven Sugarman, Inc. Mr. Sugarman began his career as a management consultant at McKinsey & Company and is a graduate of Yale Law School and Dartmouth College.

Mr. Sugarman’s strong background in finance and investment matters make him a valued member of the Board.

Directors Continuing in Office with Terms Expiring at the 2016 Annual Meeting (cont.)

Jonah F. Schnel Independent Director Age: 42	Director since: 2013 Committee Membership: • Audit • Compensation, Nominating and Corporate Governance • Strategic and Executive • Enterprise Risk (Chair) Affiliate Directorships: Bank (2013)

Mr. Schnel has founded several businesses and managed numerous privately-held companies in various industries such as specialty finance, alternative energy, gaming, and technology. Mr. Schnel currently serves as the Board Chairman and President of Fast A/R Funding, a private company focused on lending to small businesses throughout the United States. Mr. Schnel also currently manages Timco CNG, a company developing public-access, and compressed natural gas stations in Southern California. In 2008, Mr. Schnel led the recapitalization of National Capital Management, an acquirer and servicer of distressed consumer debt, and assisted management during the company’s significant growth through its acquisition by Portfolio Recovery Group, Inc. in 2012. From 2000-2007, Mr. Schnel was a Partner at ITU Ventures, a venture capital firm making early-stage investments in technology companies associated with innovation emerging from leading research universities in the United States. Earlier in his career, Mr. Schnel worked as a manager at SunAmerica Investments, Inc. in the real estate investment division with a primary focus on first lien lending in a diversified range of commercial real estate assets. Mr. Schnel also currently serves as President and Chair of the Southern California Chapter of the Tourette Syndrome Association. Mr. Schnel completed the director training and certification program at the UCLA Anderson School of Management and received his Bachelor’s Degree, summa cum laude from Tulane University.

Mr. Schnel’s experience in commercial real estate and overseeing and managing a diverse set of finance-related businesses, including lending and new business formation, with a focus on oversight and governance, make him a valuable member of the Board.

DIRECTOR COMPENSATION

Overview

The Compensation, Nominating and Corporate Governance Committee is responsible for reviewing the compensation of the non-employee directors periodically and recommends changes to the Board, when it deems appropriate. In 2014, the Committee recommended to the Board, and the full Board approved changes to non-employee director compensation effective July 1, 2014 as described in detail below.

Components of Director Compensation During 2014, in Effect through June 30, 2014

In 2013, after the approval of the 2013 Omnibus Stock Incentive Plan at the 2013 Annual Meeting of Stockholders, non-employee directors were paid compensation in the form of equity awards, to be granted following each year’s annual stockholder meeting for upcoming service and/or for services already performed.

The following table describes the previous components of the non-employee director compensation program in effect from April 23, 2013 through June 30, 2014:

Schedule of Previous Director Fees

Compensation Element (1)	Director Compensation (2)
Annual Base Retainer	$150,000 (3)
Additional Compensation
Board Chair Fees	$60,000 (4)
Audit or Strategic Planning Committee Member Fees	$1,000 per committee meeting attended (5)
Committee Chair Fees	$1,000 per committee meeting attended (5)

(1)	All compensation was paid in the form of equity awards.
(2)	No additional compensation was paid for service on separate Boards of the Company or the Bank or any committee of an affiliate board.
(3)	The annual base retainer for service as a Company Board member was payable in the form of equity awards granted after each Annual Meeting for the upcoming 12 months of service, which fully vested in 8 months to one year after the date of the grant, unless accelerated upon specified terms.
(4)	An additional annual retainer for service as Chair of the Board was paid to the former Chair, Timothy R. Chrisman who retired from the Board upon the expiration of his term of service on May 15, 2014.
(5)	Additional compensation for committee meetings attended by the Audit Committee and Strategic Planning Committee members and each committee Chair was payable in the form of fully vested equity awards, which were granted after the Annual Meeting for meeting fees earned during the prior year. As with the base equity award, this additional compensation was calculated based on service that occurred from one annual meeting to the next, which resulted in directors receiving equity grant awards for partial years of service.

Components of Director Compensation During 2014, Effective as of July 1, 2014

Also disclosed to stockholders through the Company’s filing with the SEC on June 13, 2014, the Board of Directors engaged the Company’s existing compensation consultants, Pearl Meyer & Partners (PM&P) to evaluate the manner and level of compensation of non-employee directors in connection with the Company’s ongoing cost savings and efficiency ratio enhancing initiatives, and in an effort to enhance alignment between the Boards of Directors of the Company, the Bank and Palisades. In light of the changes which had occurred in the Company’s corporate structure, management responsibilities and leadership roles and following completion of this study, based on the report and recommendations of PM&P, the joint Compensation, Nominating and Corporate Governance Committee approved and recommended to the full Boards, and the Boards adopted, the following changes to the Board compensation program for non-employee directors, effective July 1, 2014:

Schedule of Current Director Fees

Compensation Element	Company	Bank	Palisades (1)
Annual Cash Retainer (2)	$55,000	$55,000	$25,000
Annual Equity Retainer (3)	$45,000 in restricted shares $10,000 in grant date of air value of options (3)	$45,000 in restricted shares $10,000 in grant date fair value of options (3)
Additional Compensation
Audit Committee Member Fees (other than Lead Independent Director)	$10,000 in restricted shares (3)	$10,000 in cash
Annual Committee Chair Fees (other than Lead Independent Director or Audit Committee)	$10,000 in restricted shares (3)	$10,000 in cash
Lead Independent Director Fees	$25,000 in restricted shares (3)	$25,000 in cash	$25,000 in restricted shares (3)

(1)	This column sets forth the fees paid to non-employee directors for their service on the Board of Managers of Palisades, a wholly-owned subsidiary of the Company. Mr. Brownstein is the only non-employee director who serves on the Board of Managers of Palisades.
(2)	Cash compensation is payable in equal monthly installments, up to the maximum amount of the specified annual retainer; provided, however, that no monthly cash retainer will be paid after any termination of service; provided further, that with respect to any amounts not paid as a result of a period less than 12 months having elapsed since the previous annual meeting of stockholders, any such unpaid amount will become due and payable upon the subsequent annual meeting of stockholders.
(3)	Both restricted shares and stock options are granted and vest in equal annual installments over a five year period, subject to acceleration upon a Change of Control or qualifying termination of service, commencing on the first anniversary of the date of grant and continuing on each anniversary thereafter until fully vested. The restricted shares and options for service as a director for July 1, 2014 through June 30, 2015, were granted to each non-employee director immediately after the 2014 Annual Meeting.

Employee Directors

Directors who are employees of the Company, the Bank or Palisades receive no compensation for their service as directors.

2014 Summary Table of Director Compensation

The following table provides information regarding compensation paid to non-employee directors of the Company during 2014 other than Mr. Sugarman who is Chair of the Board, President and Chief Executive Officer of the Company; Chair of the Board, President and Chief Executive Officer of the Bank; and a member of the Board of Managers of Palisades. Mr. Sugarman did not receive any compensation for service as a director of the

Boards during 2014. For more information about compensation paid in 2014, see Components of Director Compensation During 2014, in Effect through June 30, 2014 and Components of Director Compensation During 2014, Effective as of July 1, 2014. The table below includes compensation paid to former Chair, Mr. Chrisman and former Director and Audit Committee Chair, Robb Evans, each of whom retired from service as a director on May 15, 2014.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)	All Other Compensation ($)(5)	Total ($)
Halle J. Benett	55,000		96,467	5,536	1,982	158,985
Chad T. Brownstein	92,500	(4)	155,029	5,536	5,359	258,424
Eric L. Holoman	60,000		105,014	5,536	4,684	175,234
Jeffrey Karish	60,000		114,008	5,536	4,604	184,148
Jonah F. Schnel	65,000		115,020	5,536	4,698	190,254
Robert D. Sznewajs	60,000		106,653	5,536	2,202	174,391
Robb Evans	—		133,185	—	2,276	135,461
Timothy R. Chrisman	—		168,654	—	203,186	371,840

(1)	Includes compensation paid for (a) service on the Boards of the Company and the Bank for Messrs. Benett, Holoman, Karish, Schnel, and Sznewajs, (b) service on the Boards of the Company, the Bank and Palisades for Mr. Brownstein, (c) service as the Chair of the Boards of the Company and the Bank for Mr. Chrisman up until the expiration of his term and retirement from the Board on May 15, 2014, and (d) service on the Boards of the Company and the Bank for Mr. Evans up until the expiration of his term and retirement from the Board on May 15, 2014.
(2)	Represents the grant date fair values of the stock and option awards under ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 16, of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC. The grant date fair value is calculated using the closing market price of our Common Stock on the preceding business day of the grant date, which is then recognized, subject to market value changes, over the scheduled vesting period of the award. As of December 31, 2014, the number of unvested shares of restricted stock held by each director was as follows: Mr. Benett – 8,258 shares; Mr. Brownstein – 12,846 shares; Mr. Holoman – 9,175 shares; Mr. Karish – 9,175 shares; Mr. Schnel – 10,093 shares; Mr. Sznewajs – 9,175 shares. As of December 31, 2014, the number of shares of underlying stock options held by each director was 1,836 shares for each of Messrs. Benett, Brownstein, Holoman, Karish, Schnel and Sznewajs.
(3)	Includes restricted stock awards granted for (a) minimum stock ownership requirements as a new director for Messrs. Benett and Sznewajs, (b) committee meeting fees from April 2013 through June 2014 under the previous director compensation program as described above in Components of Director Compensation During 2014, in Effect through June 30, 2014 for Messrs. Brownstein, Holoman, Karish, Schnel, Evans and Chrisman which fully vests within 8 months to one year after the date of the grant unless accelerated upon specified terms, representing the grant date fair value of the fees earned up to the grant date (with the exception of Messrs. Chrisman and Evans as the Board accelerated the vesting of all unvested awards to coincide with the expiration of their terms of service as directors and retirement from the Board on May 15, 2014), and (c) the annual retainer for Messrs. Brownstein, Holoman, Karish and Schnel. The number of vested shares represented in the table above is as follows: Mr. Benett – 500 shares; Mr. Brownstein – 1,400 shares; Mr. Holoman – 467 shares; Mr. Karish – 1,306 shares; Mr. Schnel – 467 shares; Mr. Sznewajs – 500 shares; Mr. Evans – 1,868 shares for committee meeting fees and – 9,438 shares for 2014 annual retainer fees originally paid in 2013 that were accelerated in vesting on May 14, 2014; and Mr. Chrisman – 1,104 shares for committee meeting fees and – 13,213 shares for 2014 annual retainer fees paid in 2013 that were accelerated in vesting on May 14, 2014.
(4)	Includes the annual cash retainer of $25,000 for service on the Palisades Board of Managers retroactive to January 1, 2014.
(5)	Includes (a) dividends paid during 2014 on unvested shares of restricted stock awards held by each director, and (b) for Mr. Chrisman, also includes $200,000 in fees paid in 2014 for consulting services provided by Chrisman & Co. subsequent to the expiration of Mr. Chrisman’s term of service as a director and retirement from the Board on May 15, 2014. See Transactions with Related Persons/Transaction Involving Former Board Chair, Timothy R. Chrisman.

EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS

Designation of Executive Officers

The Board periodically evaluates the persons who are designated as executive officers of the Company. The Company’s executive officers are the chief executive officer and chief financial officer and the Board assesses other individuals based on whether the officer performs a policy-making function or whether the officer is in charge of a principal business unit division or function. These executive officers are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and are referred to herein as “executive officers” or “Section 16 officers”. In addition to the chief executive officer and chief financial officer, the Board has designated as the Section 16 officers, the officers whose biographical information is provided below, except Mr. Sugarman whose biographical information is included under Proposal I – Election of Directors.

Executive Officer Profiles

Ronald J. Nicolas, Jr. 56 Executive Vice President, Chief Financial Officer

Mr. Nicolas was appointed as Executive Vice President of the Company effective November 5, 2012 and Chief Financial Officer effective November 13, 2012. Subsequent to his service and resignation as a director of the Bank in 2013, Mr. Nicolas was appointed as Executive Vice President of Finance of the Bank and effective March 18, 2014, was appointed as its Chief Financial Officer. Mr. Nicolas currently serves as Chair of the Bank’s Asset and Liability Committee and the Capital Markets’ Committee. Before joining the Company, Mr. Nicolas served as Executive Vice President and Chief Financial Officer at each of: Carrington Holding Company, LLC (2009-2012); Residential Credit Holdings, LLC (2008-2009); Fremont Investment and Loan, a $14-billion financial institution (2005-2008); and Aames Investment/Financial Corp. (2001-2005). Earlier in his career, Mr. Nicolas served in various capacities with KeyCorp, a $60-billion financial institution, including Executive Vice President Group Finance of KeyCorp (1998-2001), Executive Vice President, Treasurer and Chief Financial Officer of KeyBank USA (1994-1998), and Vice President of Corporate Treasury (1993-1994). Before joining KeyCorp, he spent eight years at HSBC-Marine Midland Banks in a variety of financial and accounting roles. Mr. Nicolas earned his M.B.A. and a B.S. in Finance.

Hugh F. Boyle 55 Executive Vice President, Chief Credit Officer and Chief Risk Officer

Mr. Boyle was appointed as Executive Vice President and dually, Chief Credit Officer and Chief Risk Officer of the Company and the Bank effective September 30, 2013. Prior to joining the Company, Mr. Boyle served as Chief Risk Officer for Flagstar Bank, a $13 billion financial institution and mortgage originator and the largest community bank domiciled in Michigan. Prior thereto, from 2009 to 2012, Mr. Boyle was Chief Risk Officer (Caribbean Region) of Canadian Imperial Bank of Commerce, a $12 billion U.S. financial institution operating in 17 countries throughout the Caribbean and South and Central America. From 2007 to 2009, Mr. Boyle was an independent consultant in a variety of areas comprised of banking and risk management issues for financial services clients including commercial and investment banks, mutual funds, hedge funds, asset advisors and venture capital companies. From 2003 to 2007, he served as Senior Vice President and Chief Credit Officer at Washington Mutual; from 1999 to 2003, was the Senior Vice President and Regional Credit Manager for the Americas with Lehman Brothers; and from 1987 to 1999, was a Vice President of Credit at Goldman Sachs & Co. Mr. Boyle holds Bachelor and Master of Science Degrees.

Nathan J. Duda 37 Senior Vice President, Chief Accounting Officer

Mr. Duda was appointed as Senior Vice President and Chief Accounting Officer of the Company effective March 18, 2014. Having joined the Bank in 2013 as Senior Vice President of Finance, Mr. Duda had previously served as a Group Controller at Union Bank. Prior thereto, Mr. Duda served as Corporate Controller with Santa Barbara Bank & Trust from 2011 to 2012; as Corporate Controller with One West Bank from 2009 to 2011; was employed as Chief Financial Officer and Corporate Controller with Affinity Bank from 2008 to 2009; and lastly, served in the capacity of Audit Manager in financial services with KPMG from 2002 to 2008. Mr. Duda received his B.A. in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant.

John C. Grosvenor 65 Executive Vice President, General Counsel and Corporate Secretary

Mr. Grosvenor was appointed as Executive Vice President and General Counsel of the Company effective August 22, 2012. Prior to his employment, Mr. Grosvenor served as a partner at the law firm of Manatt, Phelps & Phillips, LLP, where his clients included the Company. While in private practice, Mr. Grosvenor specialized in capital markets transactions, including public and private offerings of equity and debt securities, representing underwriters and issuers, including commercial banks, specialty finance companies, thrift institutions and equity and mortgage real estate investment trusts (REITs). In addition, Mr. Grosvenor has substantial experience in M & A transactions, particularly in the financial services industry, and advised frequently on regulatory aspects of transactions involving depository institutions. Mr. Grosvenor has also represented numerous boards of directors as corporate governance counsel. Mr. Grosvenor holds a J.D. from Loyola Law School, an LL.M. in Taxation from George Washington University National Law Center and is a member of the California and Washington D.C. bars.

Matthew A. March 49 Executive Vice President, Chief Administrative Officer and Chief Information Officer

Mr. March was appointed Executive Vice President, Chief Administrative Officer and Chief Information Officer of the Company effective December 8, 2014. Mr. March joined the Bank in September 2013 as its Chief Information Officer having previously held the title of Chief Technology Officer and Senior Vice President, Information Technology at Carrington Mortgage Holdings, LLC, which provides residential mortgage servicing, investment and fund management and other real estate services through its 16 subsidiaries. Mr. March served as Vice President of Business Intelligence at IMPAC Companies, a mortgage REIT in addition to having provided consulting services to businesses nationwide. Since 2001, Mr. March has been an active member of the Data Warehouse Institute and served on their Executive Counsel, lecturing at seminars as well as authoring several case studies. Mr. March is a member of the Project Management Institute and the Microsoft Business Intelligence User Group and attended California State University, Chico where he majored in computer science.

Jeffrey T. Seabold 48 Executive Vice President, Chief Banking Officer

Mr. Seabold was appointed as Executive Vice President and Chief Banking Officer effective April 1, 2015, subsequent to having served as Executive Vice President and Chief Lending Officer since his appointment in March 2014 and prior to that, served as the Bank’s Managing Director of Residential Lending. From 2011 until May 12, 2013, Mr. Seabold served as a director of the Company and the Bank. Mr. Seabold is the founder, CEO and President of CS Financial Inc. (CS Financial), a Southern California-based mortgage firm which is now an affiliate of the Bank. During the period of December 27, 2012 through May 12, 2013, Mr. Seabold served as Executive Vice President and Chief Lending Officer of the Bank in a non-employee capacity under the Management Services Agreement between CS Financial and the Bank in which CS Financial provided financial analysis, management consulting, knowledge sharing, training and general advisory services with respect to the Bank’s residential mortgage lending business, including strategic plans and business objectives, compliance function, monitoring, reporting and related systems, and policies and procedures to the Bank. Mr. Seabold obtained his B.S. from the University of California, Santa Barbara.

TRANSACTIONS WITH RELATED PERSONS

General

The Company and the Bank may engage in a transaction or series of transactions with its directors, executive officers and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, those transactions that constitute “related party” transactions under Item 404 of SEC Regulation S-K are subject to the review, oversight and approval by the Compensation, Nominating and Corporate Governance Committee as set forth in its Committee charter. Alternatively, the Charter also provides that the Compensation, Nominating and Corporate Governance Committee may recommend these transactions to the full Board for approval by the non-interested members of the Board. All other transactions with executive officers, directors and related persons other than those in the ordinary course of business are approved by the disinterested members of the Board of Directors.

Loans

The Bank has written policies for granting loans to officers and directors, consistent with all applicable federal regulations. The Bank has an Employee Loan Program (Program), which allows employees, executive officers, directors and principal stockholders that meet the eligibility requirements to obtain a loan on the same terms as employees generally, provided that any loan to an executive officer, director or principal stockholder must be approved by the Bank’s Board of Directors. The sole benefit provided under the Program is a reduction in loan fees.

Loans to directors, executive officers and their related interests, whether under the Program or otherwise, are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with each Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

As of December 31, 2014, loan(s) outstanding to officers, directors and their related interests amounted to $200 thousand, which were performing in accordance with their terms.

Transactions Involving Steven A. Sugarman

The following is a description of transactions involving the Company and certain entities affiliated with or relatives of Steven A. Sugarman, President and Chief Executive Officer of the Company and the Bank and a member of the Board of Directors of the Company and the Bank.

Palisades Lease Payment Reimbursements. The Company acquired its subsidiary, Palisades on September 16, 2013, at which time Palisades occupied premises in Santa Monica, California leased by COR Securities Holding, Inc. (CORSHI), of which Mr. Sugarman is the Chief Executive Officer as well as a stockholder (both directly and indirectly). In light of the benefit received by Palisades of its occupancy of the Santa Monica premises, the non-interested directors of the Company’s Board ratified reimbursement to CORSHI for rental payments made for the Santa Monica premises for the period commencing September 16, 2013 through the last date Palisades occupied the premises. Palisades negotiated with an unaffiliated third party, a lease for new premises and began occupying those premises on June 27, 2014. On that same date, Palisades vacated the Santa Monica CORSHI premises.

The aggregate amount of rent payments reimbursed to CORSHI from September 16, 2013 through December 30, 2013 was $39,972 which is comprised of (i) $5,661, the pro-rated base rent amount for the partial month of September 2013; (ii) $11,324 per month in base rent for the months of October and November 2013; and (iii) $11,663 per month in base rent for the month of December 2013.

Regarding the security deposit for the premises, after Palisades occupied the CORSHI premises, the Company reimbursed CORSHI relating to a security deposit amount of $33,844. The Company then received reimbursement of this security deposit amount from Palisades. For the period of January 1, 2014 through June 27, 2014, CORSHI granted Palisades a rent abatement equal to the $33,844 security deposit and combined with additional payments, Palisades paid leasing costs to CORSHI amounting to $57,616 for that same time period. The Board’s Compensation, Nominating and Corporate Governance Committee monitored all the reimbursement costs and reviewed the aggregate reimbursement costs.

Palisades Consulting Agreement. As discussed above, the Company acquired Palisades on September 16, 2013. Effective July 1, 2013, Palisades entered into a consulting agreement with Jason Sugarman, Mr. Sugarman’s brother. Mr. Jason Sugarman provides advisory services to financial institutions and other institutional clients related to investments in residential mortgages, real estate and real estate-related assets and Palisades entered into the agreement with Mr. Jason Sugarman to provide these types of consulting services. The consulting agreement is for a term of 5 years, with a minimum payment of $30,000 owed at the end of each quarter for consulting services Mr. Jason Sugarman has provided Palisades. There is also the potential for additional bonus payments based on the nature of work performed and the financial results of Palisades. The aggregate amount of identified payments that will be paid by Palisades to Mr. Jason Sugarman under the five-year term of the consulting agreement will exceed $600,000 as that is the minimum amount owed under the agreement, but does not include any bonuses that may be earned under the agreement. For the year ended December 31, 2013 and the year ended December 31, 2014, base and bonus amounts earned by Mr. Jason Sugarman under the consulting agreement totaled $120,662 and $1,240,000, respectively. The bonus amount paid to Mr. Jason Sugarman for 2014 will be credited in satisfaction and full discharge of all currently accrued but unpaid, and further quarterly payments specified under the consulting agreement, but not against any future discretionary incentive compensation payments. The consulting agreement may be terminated at any time by either Palisades or Mr. Jason Sugarman upon 30 days prior written notice. The consulting agreement with Mr. Jason Sugarman was reviewed as a related party transaction and approved by the Compensation, Nominating and Corporate Governance Committee and the disinterested directors of the Board.

St. Cloud Investment. Based on a Schedule 13-G amendment filed with the SEC on February 14, 2012, St. Cloud Capital, LLC (St. Cloud) holds 700,538 shares (approximately 2.0% of the Company’s outstanding shares as of March 24, 2015) of the Company’s Voting Common Stock. On November 24, 2014, the Bank invested as a limited partner in an affiliate of St. Cloud. The affiliate is St. Cloud Capital Partners III SBIC, LP (Partnership), which applied for a license granted by the U.S. Small Business Administration to operate as a debenture Small Business Investment Company (SBIC) under the Small Business Investment Act of 1958 and the regulations promulgated thereunder. The Community Reinvestment Act of 1977 expressly identifies an investment by a bank in an SBIC as a type of investment that is presumed by the regulatory agencies to promote economic development.

The Bank has agreed to invest a minimum of $5 million, but up to $7.5 million as long as the Bank’s limited partnership interest in the Partnership remains under 9.9% as approved by the Board of Directors of the Company and the Bank.

Other affiliated funds of St. Cloud have previously invested in COR Securities Holdings, Inc., of which Mr. Sugarman is the Chief Executive Officer as well as a stockholder (both directly and indirectly). St. Cloud Capital Partners III SBIC, LP has provided oral representations that the Partnership will not make any investments in COR Securities Holdings, Inc.

CS Financial Acquisition. Certain relatives and entities affiliated with Mr. Sugarman received benefits as part of the CS Financial acquisition described in detail below under Transactions Involving Jeffrey T. Seabold.

Transactions Involving Jeffrey T. Seabold

The following is a description of transactions involving the Company and certain entities affiliated with Jeffrey T. Seabold, who is currently employed as Executive Vice President and Chief Banking Officer, who previously served as a director of the Company and the Bank.

CS Financial Acquisition. Effective October 31, 2013, the Company acquired CS Financial, a California corporation and Southern California-based mortgage banking firm controlled by Jeffrey T. Seabold and in which certain relatives and entities affiliated with Mr. Sugarman also owned certain minority, non-controlling interests. The following is a description of the transaction.

CS Financial Service Agreement. On December 27, 2012, the Company entered into a Management Services Agreement (Services Agreement) with CS Financial, at which time Mr. Seabold was a member of the Board of Directors of each of the Company and the Bank. Under the Services Agreement, CS Financial agreed to provide the Bank such reasonably requested financial analysis, management consulting, knowledge sharing, training services and general advisory services as the Bank and CS Financial mutually agreed upon with respect to the Bank’s residential mortgage lending business, including strategic plans and business objectives, compliance function, monitoring, reporting and related systems, and policies and procedures, at a monthly fee of $100,000. The Services Agreement was recommended by disinterested members of management of the Bank and negotiated and approved by special committees of the Board of Directors of each of the Company and the Bank (Special Committees), comprised exclusively of independent, disinterested members of the Boards. Each of the Boards of Directors of the Bank and the Company also considered and approved the Services Agreement, upon recommendation of the Special Committees.

On May 13, 2013, the Bank hired Mr. Seabold as Managing Director of Residential Lending by entering into a three-year employment agreement with Mr. Seabold (the Employment Agreement). Simultaneously, the Bank terminated, with immediate effect, its Services Agreement with CS Financial. For the year ended December 31, 2013, the total compensation paid to CS Financial under the Services Agreement was $439,000.

Option to Acquire CS Financial. Under the Employment Agreement, Mr. Seabold granted to the Company and the Bank an option (CS Call Option), to acquire CS Financial for a purchase price of $10 million, payable pursuant to the terms provided under the Employment Agreement. Based upon the recommendation of the Special Committees, with the assistance of outside financial and legal advisors and consultants, the Boards of Directors of the Company and the Bank, with Mr. Sugarman recusing himself from the discussions and vote due to previously disclosed conflicts of interest, approved the recommendation of the Special Committees and, pursuant to a letter dated July 29, 2013, the Company indicated that the CS Call Option was being exercised by the Bank, subject to the negotiation and execution of definitive transaction documentation consistent with the applicable provisions of the Employment Agreement and the satisfaction of the terms and conditions set forth therein.

Merger Agreement. After exercise of the CS Call Option as described above, the Company and the Bank entered into an Agreement and Plan of Merger (Merger Agreement) with CS Financial, the stockholders of CS Financial (Sellers) and Mr. Seabold, as the Sellers’ Representative, and completed its acquisition of CS Financial on October 31, 2013.

Subject to the terms and conditions set forth in the Merger Agreement, which was approved by the Board of Directors of each of the Company, the Bank and CS Financial, at the effective time of the Merger, the outstanding shares of common stock of CS Financial were converted into the right to receive in the aggregate: (1) upon the closing of the Merger: (a) 173,791 shares (Closing Date Shares) Voting Common Stock, and (b) $1,500,000 in cash and $3,150,000 in the form of a noninterest-bearing note issued by the Company to Mr. Seabold that was due and paid by the Company on January 2, 2014; and (2) upon the achievement of certain performance targets by the Bank’s lending activities following the closing of the Merger that are set forth in the Merger Agreement, up to 92,781 shares (Performance Shares) of Voting Common Stock ((1) and (2), together, Merger Consideration).

Seller Stock Consideration. The Sellers under the Merger Agreement included Mr. Seabold, and the following relatives of Mr. Sugarman: Jason Sugarman (brother), Elizabeth Sugarman (sister-in-law), and Michael Sugarman (father), who each owned minority, non-controlling interests in CS Financial.

Upon the closing of the Merger and pursuant to the terms of the Merger Agreement, the aggregate shares of Voting Common Stock issued as the consideration to the Sellers was 173,791 shares, which was allocated by the Sellers and issued as follows: (i) 103,663 shares to Mr. Seabold; (ii) 16,140 shares to Mr. Jason Sugarman; (iii) 16,140 shares to Ms. Elizabeth Sugarman; (iv) 3,228 shares to Mr. Michael Sugarman; and (v) 34,620 shares to certain employees of CS Financial. Of the 103,663 shares to be issued to Mr. Seabold, as allowed under the Merger Agreement and in consideration of repayment of a certain debt incurred by CS Financial owed to an entity controlled by Ms. Elizabeth Sugarman, Mr. Seabold requested the Company to issue all 103,663 shares directly to Ms. Elizabeth Sugarman, and such shares were so issued by the Company to Ms. Elizabeth Sugarman.

On October 31, 2014, certain portions of the Performance Shares were issued as follows: (i) 28,545 shares to Mr. Seabold; (ii) 1,082 shares to Mr. Jason Sugarman; (iii) 1,082 shares to Ms. Elizabeth Sugarman; and (iv) 216 shares to Mr. Michael Sugarman.

Approval of the CS Call Option, Merger Agreement and Merger. All decisions and actions with respect to the exercise of the CS Agreement Option, the Merger Agreement and the Merger (including without limitation the determination of the Merger Consideration and the other material terms of the Merger Agreement) were subject to under the purview and authority of special committees of the Board of Directors of each of the Company and the Bank, each of which was composed exclusively of independent, disinterested directors of the Boards of Directors, with the assistance of outside financial and legal advisors. Mr. Sugarman abstained from the vote of each of the Boards of Directors of the Company and the Bank to approve the Merger Agreement and the Merger.

Transactions Involving Halle J. Benett

Halle J. Benett, a director of the Company and the Bank, became employed as a Managing Director and Head of the Diversified Financials Group at Keefe, Bruyette & Woods, Inc., a Stifel company, on April 1, 2014. Since that date, Keefe, Bruyette & Woods, Inc. has acted as an underwriter of multiple underwritten public offerings of the Company’s securities, as described below.

On May 21, 2014, the Company issued 5,150,000 shares of its Voting Common Stock in an underwritten public offering and 772,500 shares of Voting Common Stock upon the exercise in full by the underwriters of that offering of their 30-day over-allotment option. Pursuant to an underwriting agreement with the Company as entered into on May 15, 2014, Keefe, Bruyette & Woods, Inc., acted as one of the underwriters of that offering and received gross underwriting fees and commissions from the Company of approximately $520,644 for its services as an underwriter (less expenses, the amount was $481,166).

On April 6, 2015, the Company issued $175,000,000 aggregate principal amount of its 5.25% Senior Notes due April 15, 2025 in an underwritten public offering. Pursuant to a purchase agreement entered into with the Company on March 31, 2015, Keefe, Bruyette & Woods, Inc., acted as one of the underwriters of that offering and received gross underwriting fees and commissions from the Company of approximately $262,500 for its services as an underwriter.

On April 8, 2015, the Company issued 4,000,000 depositary shares (Series D Depositary Shares) each representing 1/40th ownership interest in a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share) in an underwritten public offering and 600,000 Series D Depositary Shares upon the exercise in full by the underwriters of that offering of their 30-day over-allotment option. Pursuant to an underwriting agreement entered into with the Company on March 31, 2015, Keefe, Bruyette & Woods, Inc., acted as one of the underwriters of that offering and received gross underwriting fees and commissions from the Company of approximately $591,500 for its services as an underwriter.

Transaction Involving Former Board Chair, Timothy R. Chrisman

On May 15, 2014, the disinterested members of the Board of Directors of the Company approved a strategic advisor agreement with Chrisman & Co. pursuant to which Chrisman & Co. would provide strategic advisory services for the Company. Mr. Chrisman, who retired from the Company Board on May 15, 2014 upon the expiration of the term of his directorship after the Company’s 2014 Annual Meeting of Stockholders, is the Chief Executive Officer and founding principal of Chrisman & Co. The initial term of the strategic advisor agreement is for a period of one year and, thereafter, the agreement may be extended on a month-to-month basis. For services performed during the initial term, a fixed annual advisory fee of $200,000 was paid to Chrisman & Co. during 2014.

Transactions with Greater Than 5% Stockholders Who Are Not Executive Officers

Exchange Agreement with TCW Shared Opportunity Fund V, L.P. and its Assignees. TCW Shared Opportunity Fund V, L.P. (SHOP V Fund), an affiliate of The TCW Group, Inc., initially became a holder of the Company’s Voting Common Stock and Non-Voting Common Stock as a lead investor in the November 2010 recapitalization of the Company (the Recapitalization). In connection with its investment in the Recapitalization, SHOP V Fund also was issued by the Company an immediately exercisable five-year warrant (the SHOP V Fund Warrant) to purchase 240,000 shares of Non-Voting Common Stock or, to the extent provided therein, shares of Voting Common Stock in lieu of Non-Voting Common Stock. SHOP V Fund was issued shares of Non-Voting Common Stock in the Recapitalization because at that time, a controlling interest in TCW Asset Management Company, the investment manager to SHOP V Fund, was held by a foreign banking organization, and in order to prevent SHOP V Fund from being considered a bank holding company under the Bank Holding Company Act of 1956, as amended, the number of shares of Voting Common Stock it purchased in the Recapitalization had to be limited to 4.99% of the total number of shares of Voting Common Stock outstanding immediately following the Recapitalization. For the same reason, the SHOP V Fund Warrant could be exercised by SHOP V Fund for Voting Common Stock in lieu of Non-Voting Common Stock only to the extent SHOP V Fund’s percentage ownership of the Voting Common Stock at the time of exercise would be less than 4.99% as a result of dilution occurring from additional issuances of Voting Common Stock subsequent to the Recapitalization.

In 2013, the foreign banking organization sold its controlling interest in TCW Asset Management Company, eliminating the need to limit SHOP V Fund’s percentage ownership of the Voting Common Stock to 4.99%. As a result, the Company and SHOP V Fund entered into a Common Stock Share Exchange Agreement, dated May 29, 2013 (Exchange Agreement), pursuant to which SHOP V Fund may from time to time exchange its shares of Non-Voting Common Stock for shares of Voting Common Stock issued by the Company on a share-for-share basis, provided that immediately following any such exchange, SHOP V Fund’s percentage ownership of Voting Common Stock does not exceed 9.99%. The shares of Non-Voting Common Stock that may be exchanged by SHOP V Fund pursuant to the Exchange Agreement include the shares of Non-Voting Common Stock it purchased in the Recapitalization, the additional shares of Non-Voting Common Stock SHOP V Fund acquired subsequent to the Recapitalization (and may in the future acquire) pursuant to the Company’s Dividend Reinvestment Plan and any additional shares of Non-Voting Common Stock that SHOP V Fund acquires pursuant to its exercise of the SHOP V Fund Warrant.

On December 10, 2014, SHOP V Fund and two affiliated entities, Crescent Special Situations Fund Legacy V, L.P. (CSSF Legacy V) and Crescent Special Situations Fund Investor Group, L.P. (CSSF Investor Group), entered into a Contribution, Distribution and Sale Agreement pursuant to which SHOP V Fund agreed to transfer shares of

Non-Voting Common Stock and portions of the SHOP V Fund Warrant to CSSF Legacy V and CSSF Investor Group. Also on December 10, 2014, SHOP V Fund, CSSF Legacy V, CSSF Investor Group and the Company entered into an Assignment and Assumption Agreement pursuant to which all of SHOP V Fund’s rights and obligations under the Exchange Agreement with respect to the shares of Non-Voting Common Stock transferred by it to CSSF Legacy V and CSSF Investor Group pursuant to the Contribution, Distribution and Sale Agreement were assigned to CSSF Legacy V and CSSF Investor Group, including the right of SHOP V Fund to exchange such shares for shares of Voting Common Stock on a one-for-one basis.

On June 3, 2013, January 5, 2015, January 20, 2015 and March 16, 2015 SHOP V Fund or CSSF Legacy V or CSSF Investor Group exchanged 550,000 shares, 522,564 shares, 86,620 shares, and 934 shares respectively, of Non-Voting Common Stock for the same number of shares of Voting Common Stock. As a result of these exchanges, the Company believes that as of March 24, 2015, The TCW Group, Inc. and its affiliates held 1,688,580 shares of Voting Common Stock and no shares of Non-Voting Common Stock, plus the SHOP V Fund Warrant under which up to 240,000 shares of Non-Voting Common Stock may be issued upon exercise and may thereafter be exchanged for shares of Voting Common Stock pursuant to the Exchange Agreement.

Securities Purchase Agreement with Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. As reported in a Schedule 13-D amendment filed on November 10, 2014 with the SEC, Patriot Financial Partners, L.P and Patriot Financial Partners Parallel, L.P. (together referred to as Patriot) hold 3,100,564 shares of the Company’s Voting Common Stock. As previously disclosed by the Company on April 22, 2014, the Company entered into a Securities Purchase Agreement (SPA) with Patriot to raise a portion of the capital to be used to finance the previously announced acquisition of select assets and assumption of certain liabilities by the Bank from Banco Popular North America (BPNA) of its network of 20 California branches (BPNA Branch Acquisition). The SPA with Patriot was due to expire by its terms on October 31, 2014. Prior to such expiration, the Company and Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (together referred to as Patriot Partners) entered into a Securities Purchase Agreement, dated as of October 30, 2014 (New SPA). Pursuant to the New SPA, on November 7, 2014, Patriot Partners simultaneously purchased from the Company (i) 1,076,000 shares of its Voting Common Stock at a price of $9.78 per share, and (ii) 824,000 shares of its Voting Common Stock at a price of $11.55 per share, for an aggregate purchase price of $20,040,480. In consideration for Patriot’s commitment under the New SPA and pursuant the terms of the New SPA, on that same date concurrently with the closing of the sale of such shares, the Company paid Patriot an equity support payment of $538,000 and also reimbursed $100,000 in out-of-pocket expenses. Pursuant to the New SPA, the SPA was terminated in its entirety. The closing of the sale of shares contemplated by the New SPA occurred substantially concurrently with the closing of the BPNA Branch Acquisition, which was completed on November 8, 2014.

On October 30, 2014, concurrent with the execution of the New SPA, Patriot and the Company entered into a Settlement Agreement and Release (the Settlement Agreement) in order to resolve, without admission of any wrongdoing by either party, a prior dispute regarding, among other things, the proper interpretation of certain provisions of the SPA, including but not limited to the computation of the purchase price per share (the Dispute). Pursuant to the Settlement Agreement, Patriot and the Company released any claims they may have had against the other party with respect to the Dispute. In addition, Patriot and the Company agreed for the period beginning on the date of the Settlement Agreement and ending on December 31, 2016, that neither Patriot nor the Company would disparage the other party or its affiliates.

Patriot also agreed for the period beginning on the date of the Settlement Agreement and ending on December 31, 2016, not to:

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institute, solicit, assist or join, as a party, any proxy solicitation, consent solicitation, board nomination or director removal relating to the Company against or involving the Company or any of its subsidiaries, affiliates, successors, assigns, directors, officers, employees, agents, attorneys or financial advisors; take any action relative to the governance of the Company that would violate its passivity commitments or vote the shares of Voting Common Stock held or controlled by it on any matters related to the election, removal or replacement of directors or the calling of any meeting related thereto, other than in accordance with management’s recommendations included in the Company’s proxy statement for any annual meeting or special meeting;

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form or join in a partnership, limited partnership, syndicate or other group, or solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, Voting Common Stock or such other securities (such other securities, together with the Voting Common Stock, being referred to as Voting Securities), or become a participant in or assist, encourage or advise any person in any solicitation of any proxy, consent or other authority to vote any Voting Securities; or

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enter into any negotiations, agreements, arrangements or understandings with any person with respect to any of the foregoing or advise, assist, encourage or seek to persuade any person to take any action with respect to any of the foregoing.

The Company also agreed, during the same period, not to:

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institute, solicit, assist or join, as a party, any proxy solicitation, consent solicitation, board nomination or director removal relating to Patriot against or involving Patriot or any of its subsidiaries, affiliates, successors, assigns, officers, partners, principals, employees, agents, attorneys or financial advisors; or

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enter into any negotiations, agreements, arrangements or understandings with any person with respect to any of the foregoing or advise, assist, encourage or seek to persuade any person to take any action with respect to any of the foregoing.

Agreement with Oaktree Capital Management. As reported in a Schedule 13-G filed with the SEC on January 16, 2015, OCM BOCA Investor, LLC (OCM), an affiliate of Oaktree Capital Management, L.P., owns 3,288,947 shares of the Company’s Voting Common Stock. OCM purchased these shares of Voting Common Stock from the Company on November 7, 2014 at a price of $9.78 per share pursuant to a securities purchase agreement entered into on April 22, 2014 (and amended on October 28, 2014) in order for the Company to raise a portion of the capital needed for the BPNA Branch Acquisition, which was completed on November 8, 2014. In consideration for its commitment under the securities purchase agreement, OCM was paid at closing an equity support payment from the Company of $1.6 million.

Before OCM became a stockholder, Palisades, and certain affiliates of Oaktree Capital Management, L.P. (collectively, the Oaktree Funds), entered into a management agreement, effective as of January 30, 2014 (Management Agreement), pursuant to which Palisades serves as the credit manager of pools of single family residential mortgage loans held in securitization trusts or other vehicles beneficially owned by the Oaktree Funds. Palisades is paid a monthly management fee primarily based upon the amount of certain designated pool assets and may earn additional fees for advice related to financing opportunities. Payments under the Management Agreement to Palisades during 2014 totaled $5.3 million, which in some instances represents fees for partial year services. In addition, in the future and from time to time the Company may enter into lending transactions with portfolio companies of investment funds managed by Oaktree Capital Management, L.P.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Practices and Ethics Code

The Board of Directors has adopted Corporate Governance Guidelines to provide a framework for effective governance of the Company and its subsidiaries. These Corporate Governance Guidelines are reviewed on a regular basis and updated as appropriate.

On October 28, 2014, the Board approved a revised Code of Business Conduct and Ethics (the Code), to enhance the Company’s governance, including among other things by:

■	adding a requirement that all members of the Board annually agree to adhere to the Code;

■	expanding the definition of the “Confidential Information”; and

■	limiting certain financial arrangements to which directors may be party.

The full text of the Corporate Governance Guidelines, the charters of the individual standing committees including the Audit and Compensation, Nominating and Corporate Governance Committees, and the Code of Business Conduct and Ethics are publicly available on the Company’s website at www.bancofcal.com by selecting Investors/Governance Documents or you may obtain free copies by contacting the Company’s Director of Investor Relations at:

Banc of California, Inc.

c/o Tim Sedabres, Director of Investor Relations

18500 Von Karman Avenue, Suite 1100

Irvine, California, 92612

(855) 361-2262

IR@bancofcal.com

Director Independence

In accordance with the NYSE Corporate Governance Listing Standards and the Company’s Corporate Governance Guidelines, the Board conducted an annual review of all relationships between the Company and each Director and Director Nominee and has affirmatively determined that, with the exception of Mr. Sugarman, who is a Company employee, each non-employee director (Messrs. Brownstein, Benett, Holoman, Karish, Schnel and Sznewajs) has only immaterial relationships with the Company, and accordingly each has been determined by the Board to be independent under these standards. Additionally, the Board has also made affirmative determinations that each member of the Audit Committee and the Compensation, Nominating and Corporate Governance Committee is independent as that term is defined for purposes of members of these committees under the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Board Leadership Structure

In October 2014, the Compensation, Nominating and Corporate Governance Committee recommended, and based upon that recommendation, the Board of the Company revised and adopted, the Corporate Governance Guidelines in order to establish guiding principles to improve and build upon the Company’s corporate governance practices.

The Corporate Governance Guidelines addresses, among other matters, board leadership in which it provides the alternative to determining whether it is best for the Company at any given point in time to separate or combine the roles of the Chief Executive Officer and Chair of the Board and, if separate, whether the Chair should be an independent director or an employed director. Although there is no single Board structure considered by the Board to be superior, the Corporate Governance Guidelines provides the opportunity for a desirable balance between the Board and the Company’s Chief Executive Officer which can be accomplished if: (a) an independent director is selected to Chair; or (b) the Board elects not to separate the Chair and Chief Executive Officer positions, a “Lead Independent Director” position would be established to be filled by an independent director. The Lead Independent Director would preside at executive sessions of the “Non-Management Directors” (which will include the independent directors and any other directors who are not officers of the Company even though they may have another relationship to the Company or its management that prevents them from being independent directors), have approval over information sent to the Board and over the Board agenda and otherwise exercise many of the powers normally exercised by the Chair.

Director Sugarman was appointed Chief Executive Officer of the Company effective September 21, 2012. He was appointed as President of the Company effective November 6, 2013 and was also appointed President and Chief Executive Officer of the Bank and Chair of the Bank Board as of that same date. Due to the former Board Chair, Mr. Chrisman’s impending retirement from the Board of the Company in May 2014, the Compensation, Nominating and Corporate Governance Committee recommended Director Sugarman’s appointment as Chair of the Board of the Company and the Bank. At that same time, Director Brownstein was appointed as Vice Chair and Lead Independent Director of the Boards of the Company and the Bank. On that same date, Mr. Brownstein was also appointed as Lead Independent Director of the Palisades Board of Managers.

Currently, the Company’s Board leadership structure consists of the Chair (who is also President and CEO), the Vice Chair and Lead Independent Director, and committee chairs. The Board believes that this structure provides independent board leadership and engagement while providing the benefit of having the Company’s President and CEO, the individual with primary responsibility for managing the Company’s day-to-day operations, chair regular Board meetings as key business and strategic issues are discussed. At this time, the Board also believes that the Company is best served by having the same individual as both the Board Chair and CEO, but considers the continued appropriateness of this structure annually.

Risk Oversight and Succession Planning

The Board of Directors oversees the Company’s risk profile and management’s process for assessing and managing risks, both as a whole Board and through its committees. The Board has two primary methods for overseeing risk. The first method is through its Enterprise Risk Committee (ERC) whose primary focus is to assist the Board in discharging its oversight duties with respect to the policies applicable to the risks inherent in the business of the Company and its subsidiaries to then report back to the full Board. The goal of the ERC is to ensure that the Company has in place the appropriate enterprise-wide framework and processes to identify, prioritize, measure and monitor significant risks, including, without limitation, credit risk, market and liquidity risk, fiduciary risk, operational risk, strategic risk, and compliance risk.

During 2014, the ERC and the full Board received reports from executive management and employees who oversee day-to-day risk management duties on the most critical strategic issues and risks facing the Company. The Board and ERC also received reports from the Company’s Chief Risk Officer and other executive management regarding compliance with applicable risk-related policies, procedures and limits in order to ensure compliance by properly evaluating the effectiveness of the Company’s risk controls.

In addition to the ERC, each committee of the Board oversees specific areas of risk relevant to their respective committees through direct interactions with the CEO, executive management and key management personnel and the full Board receives reports by each committee chair regarding the committee’s considerations and actions. Each of the committees may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full board.

The Board is actively engaged and involved in talent management and periodically reviews the adopted succession plan which identifies successors for key positions including the Chair, Vice Chair and Lead Independent Director of the Board, and key management level personnel.

Stockholder and Other Interested Party Communications with the Board

Stockholders and other interested parties may communicate with the Board, including any individual director or committee chair through the Vice Chair and Lead Independent Director, by using the following address:

Banc of California, Inc.

c/o Chad T. Brownstein, Vice Chair and

Lead Independent Director

18500 Von Karman Avenue, Suite 1100

Irvine, California, 92612

Board Meetings and Committees

Regular meetings of the Company’s Board of Directors were held on a quarterly basis during 2014 and are expected to be held on a quarterly basis in 2015, with additional meetings as needed. Special meetings of the Board are held from time to time throughout the year. The Company’s Board of Directors held 8 meetings during the fiscal year ended December 31, 2014. During 2014, all Directors attended at least 75% of the aggregate of the total number of meetings held by the Board and of the committees on which they served during the periods in which they served. The Company’s general policy is for all directors to attend its annual meeting of stockholders. Two of the seven directors at that time attended last year’s annual meeting.

Throughout 2014 and subsequent to the committee restructuring as recommended by the Compensation, Nominating and Corporate Governance Committee that became effective December 30, 2013, the Board of Directors has five standing committees. The current membership of these individual standing committees and the number of meetings held during 2014 are reflected as follows:

Member	Board	Audit	Compensation, Nominating and Corporate Governance	Community Development	Strategic and Executive	Enterprise Risk
Halle J. Benett	•					•
Chad T. Brownstein	L		C	•	•
Eric L. Holoman	•		•	C	•
Jeffrey Karish	•	•			•
Jonah F. Schnel	•	•	•		•	C
Steven A. Sugarman	C			•	C	•
Robert D. Sznewajs	•	C				•

Number of meetings in 2014	8	19	5	3	6	9

C  Chair        L  Lead

The Board of Directors often reviews its standing committee charters and committee membership to determine that the structure is necessary and in the best interests of the Company and its stockholders. The Audit and Compensation, Nominating and Corporate Governance Committees evaluate their performance annually and each of the five committees review and assess their charters annually.

Role and Composition of the Audit Committee

The primary responsibilities of the Audit Committee include but are not limited to:

■	Hiring, terminating and/or reappointing the Company’s independent registered public accounting firm;

■	Monitoring and oversight of the qualifications and independence of the Company’s internal auditors and independent registered public accounting firm;

■	Approving non-audit and audit services to be performed by the independent registered public accounting firm;

■	Reviewing the annual audit report prepared by the Company’s independent registered public accounting firm;

■	Overseeing the qualifications, independence and the function of the Company’s internal auditors and that of the independent registered public accounting firm;

■	Monitoring and oversight of the integrity of the Company’s financial statements and financial accounting practices;

■	Monitoring and oversight of the effectiveness of the Company’s internal control over financial reporting and compliance with legal and regulatory requirements; and

■	Reviewing and assessing the adequacy of the Audit Committee charter on an annual basis.

The Audit Committee is composed of three members, each of whom meet the independence and financial literacy requirements of the NYSE Listed Company Manual as well as the regulations of the Federal Deposit Insurance Corporation, and including any additional requirements specific to audit committee membership. Further, the Board has affirmatively determined that each member of the Audit Committee is financially literate and at least one member is designated as an “audit committee financial expert” as defined by the SEC and the Board interprets such qualification in its business judgment consistent with such definition and as described below.

The Audit Committee is required to meet at least quarterly each year and may convene special meetings from time to time as necessary or appropriate. The Audit Committee’s Report is included on page 69 of this proxy statement and the Audit Committee Charter is publicly available on the Company’s website at www.bancofcal.com by selecting Investors/Governance Documents.

Audit Committee Financial Expert

Based on the recommendations of the Compensation, Nominating, and Corporate Governance Committee, the Board has determined that Mr. Sznewajs is an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, and that he meets the independence and financial literacy requirements under the NYSE Listed Company Manual. Mr. Sznewajs was elected to Chair the Audit Committee upon his nomination to the Board of the Company in May 2014, following the retirement of the former Audit Committee Chair, Mr. Robb Evans, on this same date.

The Board made a qualitative assessment of Mr. Sznewajs’ level of knowledge and experience based on several factors, including his formal education, extensive finance background, expertise in the areas of management, operations and technology, consumer and commercial banking, sales and marketing, investment portfolios and regulatory matters in addition to mergers and acquisitions. With over 39 years in banking, Mr. Sznewajs has held a variety of executive level positions in financial services organizations across the United States in community and large banks and was the former CEO of a publically held bank holding company. Mr. Sznewajs is also a certified CPA licensed by the State of Michigan.

Role and Composition of the Compensation, Nominating and Corporate Governance Committee

The primary responsibilities of the Compensation, Nominating and Corporate Governance Committee are to assist the Board in discharging its duties which include but are not limited to:

■	Compensation

–	Reviewing and approving director and officer compensation plans, policies and programs;

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Determining, or recommending to the Board for its determination, the compensation of the Company’s Chief Executive Officer and other executive officers of the Company, as well as all other officers with a base salary of $300,000 or more;

–	Making recommendations to the Board as to the appropriate level of compensation and the suitable mix of cash and equity compensation for directors;

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Reviewing and recommending to the Board for approval, subject as necessary or appropriate to stockholder approval, stock option plans and other equity based compensation plans that permit payment in or based upon the Company’s stock;

–	Administering the Company’s stock option plans and other equity based compensation plans that permit payment in or based upon the Company’s stock; and

–	Produce a report on executive compensation for inclusion in the Company’s annual proxy statement and/or annual report on Form 10-K.

■	Nominating

–	Annually assess the independence of the Board members;

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Identifying, screening and recommending to the Board candidates for membership on the Board, including director nominees proposed by stockholders, in accordance with the Company’s bylaws and applicable law. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations. Final approval of any candidate shall be determined by the full Board;

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As set forth in the Company’s Corporate Governance Guidelines, the Board has approved the following minimum requirements for Board membership: (a) the director must possess a breadth and depth of management, business, governmental, nonprofit or professional experience, preferably in a leadership or policymaking role, that indicates the ability to make a meaningful contribution to the Board’s discussion of and decision making on the array of complex issues which the Company faces and expects to face in the future; (b) the director must possess sufficient financial literacy or other professional business experience relevant to an understanding of the Company and its business that will enable such individual to provide effective oversight as a director; (c) the director must possess the ability to think and act independently, as well as the ability to work constructively in a collegial environment; (d) the director must demonstrate behavior that indicates that he or she is committed to the highest ethical standards; and (e) the director must possess the ability to devote sufficient time and energy to the performance of his or her duties as a Director. It is also desired that individual Directors possess special skills, expertise and background that would complement the attributes of the other directors and promote diversity and the collective ability of the Board to function effectively; and

–	Actively seek individuals qualified to become Board members for recommendation to the Board for appointment or nomination for election as directors.

■	Corporate Governance

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Developing and recommending to the Board a set of corporate governance guidelines and other policies and guidelines which the Committee determines necessary and appropriate for adoption by the Company;

–	Reviewing and approving any insider or related party transactions (as defined in Item 404 of Regulation S-K);

–	Leading the Board in its annual review of the Board’s performance, and the performance of various Committees of the Board; and

–	Recommending to the Board the membership of each Board Committee.

The Compensation, Nominating and Corporate Governance Committee is composed of three members, each of whom (i) is determined to be independent as defined under the NYSE Listed Company Manual, including the additional independence requirements specific to the Compensation, Nominating and Corporate Governance Committee membership set forth in the NYSE Listed Company Manual; (ii) is a “non-employee director” as defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended; (iii) is an “outside director” as defined for purposes of Section 162 (m) of the Internal Revenue Code and the regulations thereunder; and (iv) meets the considerations specifically relevant to independence from management in connection with performing their duties relating to compensation as defined under the charter.

The charter of the Compensation, Nominating and Corporate Governance Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee as it relates to compensation. Typically, the Company’s Chief Executive Officer makes recommendations to the Committee with respect to the compensation of executive officers who report to him and such executive officers are not present at the time of these deliberations. The Committee Chair makes recommendations to the Committee with respect to the compensation of the Chief Executive Officer, who is not in attendance at the time of such discussions. The Committee may then accept or adjust such recommendations. Director compensation is determined by the full Board based on the recommendations of the Committee. Other than the Company’s Chief Executive Officer acting in his capacity as a member of the Board, none of the Company’s executive officers has any role in determining the amount of director compensation.

Additionally, the charter of the Compensation, Nominating and Corporate Governance Committee authorizes the Committee to select and retain a compensation consultant, legal counsel or other advisors to advise the Committee in carrying out its duties. Pursuant to this authority, the Compensation, Nominating and Corporate Governance Committee retained the services of PM&P in 2014, as it had done in the prior two years. See Director Compensation/Components of Director Compensation During 2014, Effective as of July 1, 2014 and Compensation Discussion and Analysis/Role of Compensation Consultants.

The Compensation, Nominating and Corporate Governance Committee is required to meet not less than two times per year to make nominations and compensation decisions and may convene special meetings from time to time as necessary or appropriate. The Compensation, Nominating and Corporate Governance Committee’s Report is included on page 53 of this proxy statement and its Charter is publicly available on the Company’s website at www.bancofcal.com by selecting Investors/Governance Documents.

Compensation, Nominating and Corporate Governance Committee Interlocks and Insider Participation

None of the members of the Compensation, Nominating and Corporate Governance Committee is an officer, employee or former officer of the Company or the Bank. No executive officers serve as a member of the Compensation, Nominating and Corporate Governance Committee of any other company that has an executive officer serving as a member of the Committee or the Board of Directors or serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Throughout the Compensation Discussion and Analysis (CD&A), we provide an overview and analysis of our executive compensation programs, the material compensation policy decisions we have made under those programs and the measurable factors that we took into consideration in making those decisions. Following this section, you will find a series of tables containing specific information about the compensation earned or paid for 2014 to the following individuals, whom we refer to as the “Named Executive Officers”:

Steven A. Sugarman	Board Chair, President and Chief Executive Officer
Ronald J. Nicolas, Jr.	Executive Vice President and Chief Financial Officer
Hugh F. Boyle	Executive Vice President, Chief Credit Officer and Chief Risk Officer
John C. Grosvenor	Executive Vice President and General Counsel
Jeffrey T. Seabold	Executive Vice President and Chief Banking Officer

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Our 2015 Overall Performance Strategies

We are committed to building the top full-service bank serving California’s diverse private businesses, entrepreneurs, and homeowners, and investing in and growing complementary businesses that enhance stockholder value. Our overall strategy is comprised of the following specific growth and operating strategies.

Growth Strategies

Our key growth strategies are to:

■	Build “California’s Bank”. We intend to build “California’s Bank” by:

–	Extending our branch footprint throughout attractive markets in California.

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Enhancing our suite of simple, fair products to meet needs of small businesses, entrepreneurs, and homeowners including Residential Lending, Commercial Real Estate Lending, Private Banking, Entertainment Banking, Small / Middle Market Lending, Commercial and Industrial Lending, Small Business Administration (SBA) Lending, and Multi-Family Lending.

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Expanding the breadth of our banking offerings and geographic reach by successfully completing two bank acquisitions in 2012, one bank acquisition in 2013 and the acquisition of the Southern California branch network of Banco Popular North America in 2014, which included teams of local commercial lending officers. The 2014 acquisition has given us a greater network and far greater capacity to attract commercial and private banking relationships. The Company will seek to continue to develop its commercial lending activities through strategic “lift outs” of lending teams in various geographic markets that have particular business “niches” and “specialties.”

–	The Company has successfully attracted and launched several new loan origination groups through acquisitions and the employee hires. These include the acquisitions of RenovationReady and CS

Financial, as well as the hiring and launch of our Financial Institutions Group (which has product offerings such as securities-backed lines of credit, insurance-backed lines of credit and financial advisor acquisition financing), our multi-family and commercial real estate lending teams, and equipment finance teams. We will seek to continue to diversify our lending capabilities through our hiring and acquisitions process.

–	Developing simple, fair deposit products: checking, certificates of deposit, business analysis and cash management.

–	Implementing a robust Community Reinvestment Act (CRA) plan focused on integrating with and investing in our communities.

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Invest in complementary Financial Services Businesses. The Company seeks to invest in and grow mutually complementary financial services businesses either as part of the Bank or through other nonbank subsidiaries. In 2013, these efforts resulted in the acquisition of The Palisades Group (an asset management and investment advisory businesses focused on residential mortgage loans), which became a wholly owned subsidiary of the Company.

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Continue as a public company with a common stock that is quoted and traded on a national market. In addition to providing access to growth capital in a diversified approach, such as common or preferred stock and debt, we believe a “public currency” provides flexibility in structuring acquisitions and will allow us to attract and retain qualified management through equity-based compensation.

Operating Strategies

Our key operating strategies are to:

■	Achieve appropriate scale and profitability for each line of business.

■	Execute our focused value proposition and marketing to become “California’s Bank”.

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Enhance the Company’s risk management functions by proactively managing sound procedures and committing experienced human resources to this effort. We seek to (i) identify risks in all functions of our business, including credit, operation, compliance and asset and liability management; (ii) evaluate such risks and their trends; and (iii) adopt strategies to manage such risks based upon our evaluations.

■	Maintain and improve asset quality through prudent loan underwriting standards and credit risk management practices.

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Actively manage interest rate and market risks by closely matching the volume and maturity of our interest sensitive assets to our interest sensitive liabilities in order to mitigate adverse effects of rapid changes in interest rates on either side of our balance sheet.

■	Expand lending to California’s private businesses, entrepreneurs and homeowners, which are commonly associated with deposits that are a lower cost and/or more stable funding source.

■

Align the interests of employees with those of stockholders by establishing the Employee Equity Ownership Plan to make every employee a stockholder, subject to vesting, as of their 90th day of employment.

How We Performed in 2014

Our overall compensation program is designed to incent executives to execute initiatives and achieve objectives the Board deems critical to promote long-term success and maximize stockholder value. During 2014, we continued to execute upon our strategic plans by implementing initiatives and achieving objectives. Our 2014 performance included both growth and operating highlights and our 5-year stock performance outperformed all indexes and groups as reflected in the Stock Performance Graph in Part II/Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2014.

Our 2014 Growth Performance Highlights:

Acquisitions
January 31, 2014	We completed the acquisition of RenovationReady®, a provider of specialized loan services to financial institutions and mortgage bankers that originate agency eligible residential renovation and construction loan products.

November 8, 2014	We completed the acquisition of 20 full-service branches from Banco Popular North America (BPNA) in the Southern California banking market (the BPNA Branch Acquisition). We added $1.07 billion in loans and the $1.08 billion in deposits as a result of the BPNA Branch Acquisition.
Capital Raises
May 21, 2014	We completed the underwritten public offerings of common stock for gross proceeds of $57.9 million and 8.00% tangible equity units for gross proceeds of $69.0 million.

November 7, 2014	We completed the private placement of common stock to OCM BOCA Investor, LLC and Patriot Financial Partners, L.P. for gross proceeds of $49.9 million.

Our 2014 Operating Highlights:

We provide a variety of financial services to meet the banking and financial needs of the communities we serve. As of December 31, 2014, the Bank operated 37 branches in San Diego, Orange, and Los Angeles Counties in California and 67 loan production offices in California, Arizona, Oregon, Virginia, Indiana, Maryland, Colorado, Idaho, and Nevada.

Primarily as a result of our successful completion of the BPNA Branch Acquisition, as well as the full-year results of operations from other acquisitions the Company completed during 2014:

■	Our Assets Increased:

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Total assets increased by $2.34 billion, or 64.6 percent, to $5.97 billion at December 31, 2014 from $3.63 billion at December 31, 2013, which was also attributable to an increase in loans held for sale and an increase in cash and cash equivalents.

–	Average total assets increased to $4.35 billion for the year ended December 31, 2014 from $2.77 billion for the year ended December 31, 2013.

–	Loans and leases receivable, net of allowance for loan and lease losses, increased by $1.49 billion, or 61.5 percent, to $3.92 billion at December 31, 2014 from $2.43 billion at December 31, 2013.

–	Loans held for sale increased by $470.4 million, 65.6 percent, to $1.19 billion at December 31, 2014 from $716.7 million at December 31, 2013 due to more originations than sales during the year.

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Average total loans and leases increased to $3.81 billion for the year ended December 31, 2014 from $2.22 billion for the year ended December 31, 2013, due mainly to the BPNA Branch Acquisition and the effect of a full year following the PBOC acquisition, which was completed on July 1, 2013.

■	Our Deposits Increased:

–	Total deposits increased by $1.75 billion, or 60.1 percent, to $4.67 billion at December 31, 2014 from $2.92 billion at December 31, 2013.

–	Average total deposits increased to $3.53 billion for the year ended December 31, 2014 from $2.31 billion for the year ended December 31, 2013.

In addition:

■	Total interest and dividend income for the year ended December 31, 2014 increased by $67.6 million, or 56.1 percent, to $188.1 million from $120.5 million for the year ended December 31, 2013.

■	Net interest margin increased to 3.72 percent for the year ended December 31, 2014 as compared to 3.67 percent for the year ended December 31, 2013.

■	Net interest income for the year ended December 31, 2014 increased by $58.0 million, or 59.7 percent, to $155.3 million from $97.2 million for the year ended December 31, 2013.

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Noninterest income for the year ended December 31, 2014 increased by $48.9 million, or 50.5 percent, to $145.6 million from $96.7 million for the year ended December 31, 2013. The Company recognized net revenue on mortgage banking activities of $95.4 million and $67.9 million for the years ended December 31, 2014 and 2013, respectively.

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Noninterest expense for the year ended December 31, 2014 increased by $85.5 million, or 47.8 percent, to $264.2 million from $178.7 million for the year ended December 31, 2013. The increase relates predominantly to a higher salaries and employee benefits expense related to increased headcount as a result of growth and the acquisitions the Company completed during 2014.

In 2014, the Company also made enhancements in internal resources, including augmenting the Company’s senior management team by appointing:

■	Nathan J. Duda, Senior Vice President and Chief Accounting Officer effective March 18, 2014 (who originally joined the Bank in June 2013 as Senior Vice President of Finance); and

■

Matthew A. March, Executive Vice President, Chief Administrative Officer and Chief Information Officer effective December 8, 2014 (who originally joined the Bank in September 2013 as its Executive Vice President and Chief Information Officer).

During 2014 the Company continually monitored its management requirements and assessed needs based on the Company’s continued growth. The Company also evaluated management’s needs as it completed the BPNA Branch Acquisition and executed other strategic objectives to better enable the Company to successfully execute its strategies and profitably operate its increasingly complex businesses. In that regard, the Company intends to continuously review its compensation programs during 2015 to mirror the needs of its strategic goals and business objectives, as well as any required changes in its management structure.

Compensation, Nominating and Corporate Governance Committee’s Response to 2013 “Say-on-Pay” Vote

At the 2013 Annual Meeting of Stockholders, the stockholders were presented with an opportunity to vote on an advisory non-binding basis with respect to the executive compensation disclosed in the proxy statement for that meeting (commonly known as Say-on-Pay). Approximately 75% of votes cast voted in favor of the “Say on Pay” proposal. At the 2013 Annual Meeting of Stockholders, an advisory vote was held where the Company requested that stockholders approve holding Say-on-Pay votes on a triennial basis. Approximately 53% of the votes cast voted in favor of holding Say-on-Pay votes on a triennial basis. Accordingly, the next Say-on-Pay vote will be held at the Company’s 2016 annual meeting of stockholders.

Based upon the 2013 “Say-on-Pay” vote, and in light of the increasing complexity of the Company’s businesses, the Board and the Compensation, Nominating and Corporate Governance Committee held meetings with members of the management team and investors to discuss the nature and scope of the Company’s executive compensation programs. The Compensation, Nominating and Corporate Governance Committee and management met periodically to review and consider stockholder interests concerning the design and philosophy of the Company’s compensation plans pertaining to executive officers and key personnel, including particularly incentive compensation arrangements, as well as opinions from leading proxy advisory firms. The Compensation, Nominating and Corporate Governance Committee also reviewed the Company’s performance and in 2014, rather than comparing employee and executive compensation to a broad group of financial institutions, started the process of evaluating and determining a specific compensation peer group to better evaluate executive compensation. This included evaluations of financial institutions on the West Coast as well as private equity-backed financial institutions. In addition, members of the Company’s Board of Directors periodically hold discussions with stockholders and consider the views of key stockholders and solicit their advice and recommendations.

The Compensation, Nominating and Corporate Governance Committee also hired an independent fiduciary advisory firm to advise the committee on appropriate governance structures practices. Throughout 2013 and 2014, the Board held special Board training sessions relating to management, compensation and fiduciary and governance matters led by expert advisors and legal representatives. The Company’s Board plans to continue the practice of engaging a qualified advisory, consulting or law firm to be available on an ongoing basis to provide expert assistance and independent advice to individual directors in connection with the discharge of their fiduciary duties and performance of their Board responsibilities.

Our Compensation Program Best Practices

Based upon the evolving nature of the Company’s businesses and its dynamic profile, the Compensation, Nominating and Corporate Governance Committee has implemented the following compensation strategies, which the Compensation, Nominating and Corporate Governance Committee considers to be key elements for a program of compensation plans as set forth in the table below:

Strong Alignment with Stockholders – What We Do

Compensation Principles

We believe our compensation principles promote a best practice approach to compensation, including: (1) aligning the interests of our executive officers and our long-term strategic direction with the interests of stockholders, (2) appropriately integrating risk with compensation so there are no features that could impact the safety and soundness of the Company, and (3) maintaining strong governance principles.

Risk Events Are Considered in Pay Decisions

Our Compensation, Nominating and Corporate Governance Committee conducts an annual assessment of the Bank’s executive and broad-based compensation programs to ensure prudent risk management.

Strong Share Ownership Guidelines

In April 2013, we implemented share ownership requirements for senior officers. Senior officers are expected to comply within two years from the date each officer first becomes subject to the guidelines. The guidelines require that our Chief Executive Officer own shares equal to at least 300% of his after-tax base salary and that the other Named Executive Officers own shares equal to at least 100% of their after-tax base salary, which includes for purposes of the calculation both vested and unvested portions of restricted stock awards or units.

Hedging/Pledging Policy We have a “no-hedging” policy and a “no-pledging” policy of Company shares.
Sound Governance Practices – What We Don’t Do

No Tax Gross Ups Our employment agreements do not provide for tax gross-ups in the event of a change of control event.	No Repricing or Repurchase of Underwater Equity Awards Unless our stockholders approve, we do not permit the repricing or repurchase of underwater stock options or stock appreciation rights.

No Multi-Year Guaranteed Bonuses. We do not have any multi-year guaranteed bonuses as part of our employment agreements.

No “Single-Trigger” Severance Payments.

Our employment agreements do not have “single-trigger” cash severance payments owing solely on account of the occurrence of a change of control event. In addition, equity awards under our 2013 Omnibus Stock Incentive Plan made to employees generally require a “double trigger” (i.e., a termination of employment other than by the Company for cause or by the participant without good reason) before vesting can accelerate following a change in control.

Philosophy and Objectives of Our Compensation Program

Our compensation programs are designed to attract and retain key employees, motivate them to achieve optimal results and reward them for superior performance. Different programs are geared to short and longer-term performance with the goal of increasing stockholder value over the long-term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe that the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, in addition to their individual contributions to that success, in attaining key operating objectives, such as growth in deposits and customer relationships, growth of operating earnings and earnings per share and, ultimately, in attaining an increased market price for our stock. We believe that the performance of the executives in managing the Company should be the basis for determining their overall compensation, taking into consideration pertinent economic conditions, interest rate trends, and the competitive market environment. In addition, our analysis of executive performance is based on goals and targets for our executives based on strategic plans and budgets the Company develops at the start of each year. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock grants and other equity incentive programs. Our approach to compensate management includes a review of all incentive programs to avoid imprudent risk-taking and to promote safety and soundness. In that regard, the Company intends to continuously review its compensation programs during 2015 to mirror the needs of its strategic goals and business objectives.

To further enhance the Company’s overall compensation program, the Compensation, Nominating and Corporate Governance Committee supervised the launching of the Company’s Performance Management Review (PMR) evaluation process, which was first used to evaluate employee performance for 2013 (including senior executives) and was also used for employee performance evaluation for 2014 (including senior executives) and is expected to continue to be used to evaluate employee performance going forward. The purpose of the annual PMR process is to inform employees of their progress, recognize accomplishments, to identify areas for improvement and to set objectives and goals for future work performance. Managers prepare the review and evaluation for the employee; the employee provides feedback and participates in goal setting as part of the process.

Overview of Executive Compensation Program

Our policy for allocating between long-term and short-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives with an appropriate level of risk to maximize long-term value for our Company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive norms and reward good performance on an annual basis in the form of merit salary adjustments and bonus compensation to reward superior performance against specific short-term goals. We provide equity-based compensation as a long-term incentive and a means of directly aligning the interests of our executive officers with the interests of our stockholders. We believe that our overall compensation package, including benefits and equity-related awards, is competitive within the marketplace and consistent with the philosophy and objectives of our compensation program.

Key elements of compensation for our executives include the following:

Base Salary	We pay base salaries commensurate with an executive’s position and experience. Subject to the terms of their employment agreements, base salaries for our executive officers are generally reviewed, at least annually, at a meeting of the Compensation, Nominating and Corporate Governance Committee. See Employment Agreements.
Employee Bonus Incentive Plan	The Compensation, Nominating and Corporate Governance Committee considers executive officer performance and makes recommendations for bonus payments to our executive officers based on a variety of factors, in its discretion.
Equity Incentive Awards	The Compensation, Nominating and Corporate Governance Committee also considers executive officer performance and makes recommendations for equity incentive awards to our executive officers based on a variety of factors, in its discretion. The Compensation, Nominating and Corporate Governance Committee’s decisions reflect the value that equity incentives influence executives to focus on long-term stockholder value creation and foster alignment with our stockholders.
Other Compensation	We provide 401(k) plan, and health, disability and life insurance benefits.

The foregoing elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper regulatory compliance and helping to create a cohesive team.

Emphasis on Stockholder Alignment

Through the use of equity awards, such as restricted stock and stock option awards, the total compensation of each of our Named Executive Officer is highly dependent on performance and substantially aligned with stockholders interests. The Compensation, Nominating and Corporate Governance Committee emphasizes individual and business performance outcomes designed to link actual compensation amounts with factors that contribute to shareowner value.

The below chart sets forth the percent of equity awards and base salary for our Chief Executive Officer and other Named Executives, which reflect the Compensation, Nominating and Corporate Governance Committee’s continued emphasis on stockholder alignment:

CEO

Equity Awards

Equity awards when normalized over the intended service period represent approximately 69% of our Chief Executive Officers 2014 compensation.

Base Salary

Base salary is designed to be sufficiently competitive for recruitment and retention purposes and represents approximately 21% of 2014 compensation for our Chief Executive Officer.

Other Named Executive Officers

Equity Awards

Equity awards when normalized over the intended service period represent, on average 34% of compensation for our other Named Executive Officers.

Base Salary

Base salaries are also designed to be sufficiently competitive for recruitment and retention purposes and represent approximately 34% of target 2014 compensation for our other Named Executive Officers, on average.

The following chart illustrates the basic pay mix for (i) our Chief Executive Officer during 2014 (assuming 3-year vesting of equity awards) and (ii) the basic pay mix for our other Named Executive Officers during 2014 (assuming five-year vesting of equity awards for all the Named Executive Officers, except for Mr. Grosvenor for which a three-year vesting assumption was used. However, the stock retention awards awarded in 2014 were not annualized for our Chief Executive Officer or the other Named Executives Officers in calculating the pay mix.

The Compensation, Nominating and Corporate Governance Committee will consider information from a variety of sources when assessing the competitiveness of the Company’s current and future compensation levels. These sources include, but are not limited to, committee members, management, other members of the Board of Directors, publicly available compensation data regarding executive officers within the industry, the Company’s understanding of compensation arrangements at other financial institutions with similar growth strategies, and advice from the Compensation, Nominating and Corporate Governance Committee’s consultants. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation, Nominating and Corporate Governance Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. The Committee Chair then makes compensation recommendations to the Compensation, Nominating and Corporate Governance Committee with respect to the Chief Executive Officer, who does not attend that portion of the meeting. The Compensation, Nominating and Corporate Governance Committee may accept or adjust such recommendations.

Role of the Compensation Consultants

The Compensation, Nominating and Corporate Governance Committee at times retains the services of independent consultants to assist the Compensation, Nominating and Corporate Governance Committee with its consideration of the Company’s compensation policies, programs and practices, including PM&P, which was first engaged by the Compensation, Nominating and Corporate Governance Committee in 2012 and continues to advise the Compensation, Nominating and Corporate Governance Committee.

In connection with its determinations of the amount of discretionary incentive compensation for Mr. Sugarman’s 2014 performance, as well as discretionary incentive and retention awards for 2015, the Compensation, Nominating and Corporate Governance Committee also deemed it to be desirable and in the best interests of the Company and its stockholders to engage independent consultants, including PM&P, to advise the Compensation, Nominating and Corporate Governance Committee in connection with the ongoing review which the Compensation, Nominating and Corporate Governance Committee’s began in 2014 of Mr. Sugarman’s current compensation arrangements, including as to the amount and nature of incentive compensation awarded to Mr. Sugarman for his 2014 performance, and the goals and objectives for his future performance, to ensure that Mr. Sugarman’s compensation remains highly dependent on corporate performance and is substantially aligned with stockholders’ interests.

Additionally, in 2014 the Compensation, Nominating and Corporate Governance Committee utilized independent consultants, including PM&P, to evaluate and advise on changes made to the manner and level of compensation of directors in light of the changes that occurred in the Company’s corporate structure, management responsibilities, and Board governance and leadership roles. The Compensation, Nominating and Corporate Governance Committee intends to continue utilizing independent consultants, including PM&P in the future, as needed, regarding director compensation.

2014 Compensation Decisions

Compensation decisions made by the Compensation, Nominating and Corporate Governance Committee in 2014 related to components of the Named Executive Officer compensation such as base salary, annual incentives and long term incentives are described below.

Base Salary

We seek to establish salary compensation for our executive officers based on our Company’s operating performance relative to the value proposition for the Company, the compensation offered by competing employers, salaries at comparable companies and our achievement of overall Company objectives. Subject to an executive officer’s minimum base salary as established by contract (see Employment Agreements), in setting base salaries, the Compensation, Nominating and Corporate Governance Committee typically reviews the Chief Executive Officer’s recommendations with respect to the other executive officers and discusses the relative qualifications, experience, responsibilities, performance of the officers and internal consistency of pay. The Compensation, Nominating and Corporate Governance Committee also take into consideration the salary information for executive officers of financial institutions that are comparable in size to the Company. It is our policy to pay our Chief Executive Officer and other executive officers on a competitive basis that allows us to attract and retain talented managerial employees both at the senior executive level and below.

Each of the Named Executive Officers was hired pursuant to an employment agreement or subsequently signed an employment agreement that established the Named Executive Officer’s minimum base salary. Each employment agreement was the result of negotiations between the Company and the Named Executive Officer. Salaries are typically reviewed and adjusted annually at the discretion of the Committee or the Board of Directors. For 2014, the Committee determined that no increases in salaries were required for the Named

Executive Officers. Subsequent to 2014, the Compensation, Nominating and Corporate Governance Committee increased Mr. Boyle’s salary to $375,000 and Mr. Grosvenor’s salary to $375,000, each effective as of April 1, 2015. Additionally subsequent to 2014, the Compensation, Nominating and Corporate Governance Committee approved a 2015 Amended and Restated Employment Agreement for Mr. Seabold, effective as of April 1, 2015, pursuant to which, among other changes, Mr. Seabold’s base salary was set at $750,000. See Employment Agreements.

		Annual Rate of Base Salary
Executive	Title	2013		2014	% Change
Steven A. Sugarman	President and Chief Executive Officer	$600,000		$600,000	0%
Ronald J. Nicolas, Jr.	Executive Vice President and Chief Financial Officer	$400,000	*	$400,000	0%
Hugh F. Boyle	Executive Vice President and Chief Credit Officer and Chief Risk Officer	$350,000		$350,000	0%
John C. Grosvenor	Executive Vice President and General Counsel	$350,000	*	$350,000	0%
Jeffrey T. Seabold	Executive Vice President and Chief Banking Officer	$400,000		$400,000	0%

* Effective September 1, 2013

Annual Incentives

The employment agreements with our Named Executive Officers provide for additional or special compensation, such as incentive pay or bonuses, as the Board of Directors or Compensation, Nominating and Corporate Governance Committee may from time to time determine. Messrs. Sugarman and Nicolas entered into employment agreements in 2012 that specify a target bonus of 50% of base salary and, in the case of Mr. Sugarman, the opportunity to receive compensation in excess of the target based on profitability of the Company’s non-depository businesses. Messrs. Boyle and Seabold entered into employment agreements in 2013 that specify for Mr. Boyle a target bonus of 75% of base salary and for Mr. Seabold a target bonus of 50% of base salary and the opportunity to receive compensation in excess of the target bonus based on the profits the Bank generates from its lending activities. The bonus arrangements under Mr. Seabold’s 2015 Amended and Restated Employment Agreement is described under Employment Agreements. Mr. Grosvenor is eligible for a bonus but does not have a target bonus level as a percentage of his base salary defined in his employment agreement.

Following the end of 2014, the Compensation, Nominating and Corporate Governance Committee commenced an evaluation of the performance compensation to be considered for the Chief Executive Officer and the other Named Executive Officers based upon their performance during 2014. There was no specific weighting of business goals compared to an individual officer’s performance, but instead the recommended bonus reflected a holistic view of the success of each executive in achieving objectives for their respective functional area, as well as the contractual terms of their compensation arrangements, and based upon the foregoing, the executive compensation awards paid for 2014 were above target levels in the case of Mr. Seabold and at or below target for other Named Executive Officers. The cash bonus amounts awarded for 2014 performance are as follows:

Executive	Title	2014 Annual Cash Incentives*
Steven A. Sugarman	Chair, President and Chief Executive Officer	$300,000
Ronald J. Nicolas, Jr.	Executive Vice President and Chief Financial Officer	$187,500
Hugh F. Boyle	Executive Vice President and Chief Credit Officer and Chief Risk Officer	$200,000
John C. Grosvenor	Executive Vice President and General Counsel	$200,000
Jeffrey T. Seabold	Executive Vice President and Chief Banking Officer	$350,000

* Amounts are in addition to the mid- and quarter year cash incentives paid to Messrs. Nicolas, Grosvenor and Seabold during 2014.

Mid- and Quarter Year Incentives. In March 2014, in order to bring Mr. Grosvenor’s compensation in line with other executives at the Company and based on his performance and contributions to the Company, he was awarded a cash incentive of $50,000.

In June 2014, based upon successful completion of the public offering of common stock for gross proceeds of $57.9 million and 8.00% tangible equity units for gross proceeds of $69.0 million, which included the funding necessary to enable the consummation of the BPNA Branch Acquisition, the Compensation, Nominating and Corporate Governance Committee determined to grant a $100,000 cash incentive to each of Messrs. Nicolas, Grosvenor and Seabold, to be paid in increments, with 50% of the cash incentive paid immediately and the remainder paid upon closing of the BPNA Branch Acquisition. In addition, in June 2014, based upon the Committee’s evaluation of market levels of compensation for senior management at similar organizations and Mr. Boyle’s contributions to the Company as its Chief Risk Officer as well as the concrete and specific performance objectives achieved relating to strategic and regulatory priorities in addition to the build-out of the Company’s Enterprise Risk Program, the Committee granted a restricted stock award to Mr. Boyle of 25,000 shares to vest over five years.

In December 2014, based upon the extraordinary performance of Mr. Seabold, tied to specific performance objectives that Mr. Seabold had achieved the Compensation, Nominating and Corporate Governance Committee granted to Mr. Seabold a cash incentive of $200,000.

Long-Term Incentives

The Compensation, Nominating and Corporate Governance Committee believes that a significant portion of Named Executive Officers’ target compensation should generally be in the form of long-term incentives, which motivates leaders and key employees through the use of awards tied to the long-term performance of the Company. These awards are intended to reward performance over a multi-year period, align the interests of executives with those of stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company, and provide an incentive for continued service at the Company. Long-term incentive awards are currently granted under the 2013 Omnibus Stock Incentive Plan, which permits long-term equity awards. The Company issues long-term incentives in three ways: upon hire, annual awards and retention awards.

Upon Hire Awards. First, at the discretion of the Board of Directors, the Company at times awards special inducement equity awards. These special inducement awards are negotiated upon hire or upon renegotiation of the employee’s contract and are based on the Compensation, Nominating and Corporate Governance Committee’s understanding of the market levels of pay for the given position, the skills and experiences of the executive to be hired, and the level required to induce employment. The Compensation, Nominating and Corporate Governance Committee determines for each executive the appropriate ratio of stock options/SARs and restricted stock to be issued upon hire to adequately motivate and align executive interests with the interests of stockholders.

In connection with Mr. Sugarman’s appointment as co-Chief Executive Officer in 2012, Mr. Sugarman was awarded on August 21, 2012 a stock appreciation right (SAR) with respect to 500,000 shares (Initial SAR) of the Company’s Voting Common Stock. One third of the Initial SAR vested on the grant date, one third vested on the first anniversary of the grant date and one-third vested on the second anniversary of the grant date such that the Initial SAR was fully vested on the second anniversary of the grant date. The Initial SAR was also originally awarded as cash-settled. However, the SAR agreement was amended on December 13, 2013 to provide for the Initial SAR (and any additional SARs) to be settled in shares of Voting Common Stock rather than in cash upon Mr. Sugarman’s exercise of the respective SAR. Due to the Company’s issuances of shares of common stock, pursuant to the anti-dilution provisions under the SAR agreement, additional SARs (Additional SARs) have been issued to Mr. Sugarman with the same terms and conditions (including vesting and dividend equivalent rights) as the Initial SAR.

In 2014, the Compensation, Nominating and Corporate Governance Committee took various actions with respect to the Initial SAR and Additional SARs. First, pursuant to the anti-dilution provisions of the Initial SAR,

Mr. Sugarman was granted two Additional SARs with respect to 468,357 shares in 2014 as follows: (i) upon closing of the public offering of common stock for gross proceeds $57.9 million on May 21, 2014, Mr. Sugarman was issued an Additional SAR with respect to 252,023 shares with a base price of $10.09 per share, and (ii) upon closing of a private placement on November 7, 2014, Mr. Sugarman was issued an Additional SAR with respect to 216,334 shares with a base price of $11.62 per share. In addition, on May 21, 2014, the Compensation, Nominating and Corporate Governance Committee approved the issuance of an additional stock appreciation right (TEU Additional SAR) to Mr. Sugarman relating to the completion of a public offering of the Company’s 8.00% tangible equity units (TEUs) as well as to incent performance. The terms of the TEU Additional SAR are described under 2014 Retention Awards. The TEU Additional SAR originally related to 300,219 shares of Voting Common Stock, but as of December 31, 2014 the TEU Additional SAR accelerated in vesting with respect to 133,997 shares and 18,633 shares were forfeited. As a result, as of December 31, 2014, the TEU Additional SAR related to 281,586 shares of Voting Common Stock.

Finally, as has been previously disclosed by the Company, in 2014 the Compensation, Nominating and Corporate Governance Committee and Mr. Sugarman engaged in preliminary discussions and intend to implement revisions to Mr. Sugarman’s compensation, which are expected to include applicable Company-wide metrics for incentive compensation, as well as to extinguish Mr. Sugarman’s stock appreciation rights and certain related elements of his compensation package in exchange for substitute arrangements having an equivalent fair market value, as determined by the Compensation, Nominating and Corporate Governance Committee in consultation with one or more independent valuation firms. The Compensation, Nominating and Corporate Governance Committee will continue to evaluate the stock appreciation rights in conjunction with its outside advisors and consultants, and has not taken formal action on this matter.

The other Named Executive Officers received a mix of both options and restricted stock awards upon hire as follows:

■	Mr. Nicolas (hired November 2012): 25,000 shares underlying a restricted stock award and 75,000 shares underlying a stock option award;

■	Mr. Boyle (hired September 2013): 25,000 shares underlying a restricted stock award and 25,000 shares underlying a stock option award;

■	Mr. Grosvenor (hired August 2012): 5,000 shares underlying a restricted stock award and 75,000 shares underlying a stock option award; and

■	Mr. Seabold (hired May 2013): 50,000 shares underlying a restricted stock award and 100,000 shares underlying a stock option award.

Annual Awards. In determining whether to award additional long-term incentives to executives beyond the inducement awards, the Compensation, Nominating and Corporate Governance Committee performs an annual review process which includes consideration of factors such as the Company’s overall performance, duties and responsibilities assumed by the executive, the overall performance of the executive’s area of responsibility, the executive’s impact on strategic goals, prior levels of total compensation, the number and mix of each executive’s outstanding equity-based awards, and the desired emphasis on retention and motivation. However, there is no specific weighting applied to any one factor in determining the level of equity-based awards or the mix between stock options, restricted stock, and other forms of equity awards. Instead, the process ultimately relies on a holistic and qualitative assessment of the facts and the exercise of the Compensation, Nominating and Corporate Governance Committee’s judgment. Other than the retention awards described below, for 2014, the Compensation, Nominating and Corporate Governance Committee determined that the outstanding inducement grants provided sufficient alignment with stockholders and that, other than the grant to Mr. Boyle as previously discussed, no additional grants were warranted to Named Executive Officers during 2014.

2014 Retention Awards. Due to the philosophy that a significant portion of a Named Executive Officers’ target compensation should generally be in the form of long-term incentives and to encourage ongoing focus on long-

term stockholder value, the Compensation, Nominating and Corporate Governance Committee deemed it appropriate and in the best interest of the Company and its stockholders to consider awards to the executives of restricted shares of the Company’s Voting Common Stock under the 2013 Omnibus Stock Incentive Plan to incent their superior performance during 2014. Consequently, pursuant to management’s recommendations, the Compensation, Nominating and Corporate Governance Committee approved awards to individual officers, key personnel and other employees of the Company and the Bank, all of which vest in full one year after the grant date of April 1, 2014. Restricted shares of the Company’s Voting Common Stock were awarded to each of the Named Executive Officers in the following dollar amounts (based on the market value of the shares on the day prior to grant.)

Executive	Title	2014 Stock Retention Incentives
Steven A. Sugarman	President and Chief Executive Officer	$750,003
Ronald J. Nicolas, Jr.	Executive Vice President and Chief Financial Officer	$300,002
Hugh F. Boyle	Executive Vice President and Chief Credit Officer and Chief Risk Officer	$62,503
John C. Grosvenor	Executive Vice President and General Counsel	$150,000
Jeffrey T. Seabold	Executive Vice President and Chief Banking Officer	$150,000

The Compensation, Nominating and Corporate Governance Committee also approved the May 21, 2014 issuance of an additional stock appreciation right (TEU Additional SAR) to Mr. Sugarman relating to the completion of a public offering of the Company’s 8.00% tangible equity units (TEUs) for gross proceeds of $69 million. Each TEU is comprised of a prepaid stock purchase contract (each, a Purchase Contract) and a junior subordinated amortizing note due May 15, 2017 issued by the Company (each, an Amortizing Note). Unless settled early at the holder’s option, each Purchase Contract will automatically settle and the Company will deliver a number of shares of its Voting Common Stock based on the then applicable market value of the Voting Common Stock, ranging from an initial minimum settlement rate of 4.4456 shares per Purchase Contract (subject to adjustment) if the applicable market value is equal to or greater than $11.247 per share to an initial maximum settlement rate of 5.1124 shares per Purchase Contract (subject to adjustment) if the applicable market value is less than or equal to $9.78 per share. The number of settlement shares underlying the TEU Additional SAR was calculated using the initial maximum settlement rate and, therefore, the number of shares underlying the TEU Additional SAR is subject to adjustment and forfeiture if the aggregate number of shares of stock issued in settlement of any single Purchase Contract is less than the initial maximum settlement rate.

Until each Purchase Contract settles and the Voting Common Stock related thereto is issued, each corresponding TEU Additional SAR has a vesting date of May 21, 2017 and has no dividend equivalent rights prior to vesting. The TEU Additional SAR vests earlier as follows: (i) for any Purchase Contract settled before August 21, 2014, the TEU Additional SAR corresponding to such Purchase Contract became 2/3 vested and exercisable on the date on which such Purchase Contract is settled, and the remaining 1/3 became vested and exercisable on August 21, 2014 (and the 1/3 TEU Additional SAR corresponding to such Purchase Contract is eligible for the same dividend equivalent rights as the Initial SAR); (ii) for any Purchase Contract settled in shares of Voting Common Stock on or after August 21, 2014, then the TEU Additional SAR corresponding to such Purchase Contract will become 100% vested and exercisable on the date on which any such Purchase Contract is settled; and (iii) if the aggregate number of shares of Voting Common Stock issued in settlement of any single Purchase Contract on the settlement date (the Actually Issued Common Shares) is less than the initial maximum settlement rate, then the TEU Additional SAR related to that single Purchase Contract will be recalculated and adjusted pursuant to the terms of the Initial SAR based on the Actually Issued Common Shares instead of the initial maximum settlement rate and Mr. Sugarman will forfeit on such settlement date any shares underlying the TEU Additional SAR granted in excess of those that would have been granted on the respective settlement date. Mr. Sugarman accepted the terms of the TEU Additional SAR on May 23, 2014 and on that date the TEU Additional SAR was issued to Mr. Sugarman relating to 300,219 shares with a base price of $10.09 per share.

2015 Retention Awards. The Compensation, Nominating and Corporate Governance Committee believes that ongoing equity awards align management’s interests with the long-term interests of the Company’s stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company, provide an incentive for continued service at the Company, and encourage retention of key employees. On April 1, 2014, the Compensation, Nominating and Corporate Governance Committee granted restricted shares of the Company’s Voting Common Stock to the Named Executive Officers as described above under 2014 Retention Awards. The retention awards vest in full one year after the grant date of April 1, 2014.

The Compensation, Nominating and Corporate Governance Committee will continue to support the philosophy that a significant portion of a Named Executive Officers’ target compensation as well as all other officers in the Company should generally be in the form of long-term incentives. To encourage ongoing focus on long-term stockholder value, the Compensation, Nominating and Corporate Governance Committee deemed it appropriate and in the best interest of the Company and its stockholders to consider awards to the executives of restricted shares of the Company’s common stock under the 2013 Omnibus Stock Incentive Plan to (i) incent their superior performance during 2015; (ii) retain their services during the period prior to the vesting of such restricted share awards; and (iii) ensure that the total compensation of each senior executive officer remains highly dependent on corporate performance and substantially aligned with stockholders’ interests. The Committee directed the Company’s Chief Executive Officer and senior executives to review and make recommendations to the Committee for grants of restricted stock awards or stock units.

Consequently, pursuant to management’s recommendations, the Compensation, Nominating and Corporate Governance Committee approved awards to individual officers, key personnel and other employees of the Company and the Bank, all of which vest in full one year after the grant date of April 1, 2015 and, in the case of Mr. Sugarman, is also subject to certain performance conditions being met. Restricted shares of the Company’s Voting Common Stock were awarded to our executive officers, including $2,437,500 worth of restricted shares of Voting Common Stock (based on the market value of the shares on the day prior to grant) to our Named Executive Officers as follows:

Executive	Title	2015 Stock Retention Incentives
Steven A. Sugarman	President and Chief Executive Officer	$1,500,000*
Ronald J. Nicolas, Jr.	Executive Vice President and Chief Financial Officer	$187,500
Hugh F. Boyle	Executive Vice President and Chief Credit Officer and Chief Risk Officer	$300,000
John C. Grosvenor	Executive Vice President and General Counsel	$400,000
Jeffrey T. Seabold	Executive Vice President and Chief Banking Officer	$50,000

* This award will vest in full on April 1, 2016 subject to certain performance conditions being met.

Stock Ownership Guidelines

In April 2013, the Board of Directors adopted stock ownership guidelines for senior officers and non-employee directors of the Company. The guidelines require that our Chief Executive Officer own shares equal to at least 300% of his or her after-tax base salary and that the other Named Executive Officers own shares equal to at least 100% of his or her after-tax base salary. Each non-employee director is expected to maintain a minimum equity investment in common shares equal to at least 100% of their after-tax base annual retainer (exclusive of compensation paid for committee membership or as chair). Compliance with the guidelines is required to be achieved within two years from the date each officer first becomes subject to the guidelines. All of the Named Executive Officers and the current non-employee directors are in compliance with the Stock Ownership Guidelines.

Hedging/Pledging Policy

The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities. The Company’s insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Directors, officers, and other employees also may not purchase the Company’s securities on margin, or borrow against any account in which Company securities are held. The prohibitions do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

401(k) Plan

We offer a qualified, tax exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained age 21, completed 3 consecutive months of employment, and worked at least 1 hour of service are eligible to make 401(k) contributions. Eligible employees are also eligible to be allocated matching and profit sharing contributions, if any, after they have attained age 21 and completed 12 months of continuous employment, during which they worked at least 1,000 hours.

During 2014, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to a maximum of $17,500. Participants who have attained age 50 may defer an additional $5,500 annually as a 401(k) Plan “catch-up” contribution. All employees who participate in the 401(k) Plan received 100% matching funds for the first 4% of salary contributed by the employee during 2014. All 401(k) Plan deferrals made by participants are before-tax contributions. In the event of retirement at age 65 or older, permanent disability or death, however, a participant will automatically become 100% vested in the value of all matching and profit sharing contributions and earnings thereon, regardless of the number of years of service with the Company.

Participants may invest amounts contributed by them, as well as employer matching and profit sharing contributions (to the extent they are fully vested), to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator. Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf. Participants are permitted to borrow against their account balance in the 401(k) Plan.

Perquisites and Other Benefits

Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees other than as described in the severance agreements. Our health and insurance plans are the same for all employees. The Company currently offers employees their choice of two different health plans. Named Executive Officers are often required to drive between branches and offices located throughout the Southern California region. As a result, the Company provides each of the Named Executive Officers a company car or auto allowance due to the amount of driving required.

Equity Grant Policy

Executives currently receive long-term equity awards pursuant to the terms of the 2013 Omnibus Stock Incentive Plan, which was approved by the Company’s stockholders. Awards granted under the 2013 Omnibus Stock Incentive Plan may be in the form of stock options, stock appreciation rights, restricted stock, and restricted stock units (RSUs), performance units and other stock-based awards. Executives have historically received grants of stock options and in the case of Mr. Sugarman, stock appreciation rights under the plan or awards of restricted stock and will continue to receive these types of awards. See Long Term Incentives.

The Board of Directors and, by delegation, the Compensation, Nominating and Corporate Governance Committee , administers the 2013 Omnibus Stock Incentive Plan and establishes the rules for all awards granted under the plan, including grant guidelines, vesting schedules, and other provisions. The Board of Directors or the Compensation, Nominating and Corporate Governance Committee reviews these rules periodically and considers, among other things, the interests of our stockholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the Chief Executive Officer.

Effective October 15, 2013, upon recommendation of the Compensation, Nominating and Corporate Governance Committee, the Company established the Employee Equity Ownership Program (EEOP) for the benefit of employees. The EEOP is administered under the Company’s 2013 Omnibus Stock Incentive Plan and the awards thereunder are issued upon the terms and conditions and subject to the restrictions of the Company’s 2013 Omnibus Stock Incentive Plan. The EEOP provides that employees eligible to receive awards under the EEOP are any employees with titles below Assistant Vice President or to any employees who are not otherwise given shares pursuant to any other Company-sponsored equity program.

During 2014, the Compensation, Nominating and Corporate Governance Committee made the determination to begin granting certain awards as RSUs under the EEOP. Unlike awards of restricted stock, the grantee of RSUs has no right voting rights, no right to receive any dividends and no rights of a stockholder unless and until the underlying shares have been issued upon vesting. Awards of restricted stock, in contrast, allow the holder voting and dividend rights, even for unvested shares. The Compensation, Nominating and Corporate Governance Committee determined that changing certain awards to RSUs will ease the management burden of administering the EEOP. Since its establishment, the Company has issued 324,540 shares of restricted stock and units under the EEOP, which further promotes the Compensation, Nominating and Corporate Governance Committee’s philosophy of aligning employee interests with stockholder interests.

The Board of Directors or the Compensation, Nominating and Corporate Governance Committee reviews the awards granted for all employees. For annual awards, the Compensation, Nominating and Corporate Governance Committee reviews the recommendations of the Chief Executive Officer for executives and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

The exercise prices of stock option or SAR grants are set at 100% of the closing market price of a share of Company common stock on the date the Board of Directors or Compensation, Nominating and Corporate Governance Committee approves the grants, except that the exercise price of each stock option granted under the 2013 Omnibus Stock Incentive Stock is equal to the closing price of the Company common stock the business day before the grant. The exercise price of new hire awards and relocation or retention grants is determined as set forth above, except that the exercise price is set on the date of hire or effective date of the underlying agreement providing for such grant rather than the date of the approval thereof.

Employment Agreements

As previously discussed, the Company has entered into employment agreements with each of the Named Executive Officers. The Compensation, Nominating and Corporate Governance Committee determined that the compensation packages provided under these agreements was fair and reasonable on the basis of its assessment of comparable compensation opportunities available to the individuals, including the compensation arrangements of the Named Executive Officer at his prior place of employment, in the case of new hires. The specifics of these arrangements are described in detail below under Employment Agreements.

Payments Due Upon Termination or a Change in Control

Under the terms of our equity-based compensation plans and their respective employment agreements, the Chief Executive Officer and the other Named Executive Officers are entitled to severance benefits upon termination of their employment under specified circumstances. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail below under Employment Agreements/Potential Payments upon Termination or Change in Control.

In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with the Named Executive Officer. As part of these negotiations, the Compensation, Nominating and Corporate Governance Committee analyzed the terms of arrangements for comparable executives employed by companies in the banking industry. At the time of entering into these arrangements, the Compensation, Nominating and Corporate Governance Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring or retaining the individual. The Compensation, Nominating and Corporate Governance Committee believes that these arrangements can play a significant role in attracting and retaining key executive officers by providing security to the executive and leadership continuity to the Company.

The 2013 Omnibus Stock Incentive Plan generally provides for the accelerated vesting of equity awards in the event of a termination of employment within two years following a change in control (other than a termination by the Company for cause or by the participant without good reason). In addition, certain employment agreements as well as certain forms of equity agreements under prior plans provide for accelerated vesting of equity-based awards upon either a change in control or certain terminations of employment.

The Compensation, Nominating and Corporate Governance Committee believes that requiring a so-called “double trigger” before equity awards to executives can vest following a change in control (i.e. a termination of employment by the Company other than for cause or by the executive for good reason) is generally appropriate, as it mitigates the risk to the executive that his employment will be involuntarily terminated in the event the Company is acquired while at the same time inducing the executive to remain employed following a change in control so long as the acquiring company so desires without a material adverse change in the executive’s duties or responsibilities or a material reduction in his base salary or annual bonus opportunity.

Recoupment Policy

Under Section 304 of the Sarbanes Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during that 12-month period. The Company plans to implement a recoupment policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once final rules have been adopted.

Impact of Tax and Accounting

As a general matter, the Compensation, Nominating and Corporate Governance Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

Accounting Impact

When determining amounts of long-term incentive grants to executives and employees, the Compensation, Nominating and Corporate Governance Committee examines the accounting cost associated with the grants.

Under FASB ASC Topic 718, grants of equity-based awards result in an accounting charge for the Company equal to the grant date fair value of those securities.

Tax Impact

Section 162(m) of the Internal Revenue Code does not permit publicly traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and the other Named Executive Officers if employed at year end (other than the Chief Financial Officer) to the extent that taxable compensation exceeds $1.0 million per officer in any taxable year and does not otherwise qualify as performance-based compensation.

The 2013 Omnibus stock Incentive Plan is structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation not subject to the $1.0 million limitation. Awards of restricted stock or grants of RSUs made under the 2013 Omnibus Stock Incentive Plan may or may not qualify as performance-based compensation. The 2014 incentive awards paid out in restricted stock and cash to the Named Executive Officers during fiscal year 2014 did not qualify as performance-based compensation under Section 162(m) of the Code and therefore, if any of the Named Executive Officers’ total compensation exceeds the $1.0 million limit, the incentive awards issued to such officer may not be deductible for income tax purposes.

The Compensation, Nominating and Corporate Governance Committee will continue to consider steps that might be in the Company’s best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation, Nominating and Corporate Governance Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation, Nominating and Corporate Governance Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

REPORT OF THE COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Compensation, Nominating and Corporate Governance Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for compensation committee members under the NYSE Listed Company Manual. The Compensation, Nominating and Corporate Governance Committee’s responsibilities are defined in a written charter adopted by the Board of Directors as described on page 31 of this proxy statement.

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the above CD&A with management. Based on such review and discussions, the Compensation, Nominating and Corporate Governance Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

THE COMPENSATION, NOMINATING AND

CORPORATE GOVERNANCE COMMITTEE

Chad T. Brownstein, Chair

Eric L. Holoman

Jonah F. Schnel

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation paid to or earned by the Named Executive Officers. For information regarding the employment agreements between the Company and each of Messrs. Sugarman, Nicolas, Boyle, Grosvenor and Seabold, see Employment Agreements.

Name and Principal Position	Year	Salary		Bonus			Stock Awards(8)		Option/ SAR Awards(9)		Non- Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation			Total
Steven A. Sugarman Chair, President and Chief Executive Officer (1)	2014 2013 2012	$ $ $	600,000 599,039 191,605	$ $ $	300,000 750,000 150,750	(6) (6) (7)	$ $ $	750,004 — 74,250	$ $ $	1,439,014 613,477 1,790,000	$ $ $	— — —	$ $ $	— — —	$ $ $	268,027 124,514 126,846	(10) (11) (12)	$ $ $	3,357,045 2,087,030 2,333,451

Ronald J. Nicolas, Jr. Executive Vice President and Chief Financial Officer (2)	2014 2013 2012	$ $ $	400,000 346,354 37,521	$ $ $	287,500 300,000 83,750	(6) (6) (7)	$ $ $	300,002 — 325,248	$ $ $	— — 218,250	$ $	— — —	$ $ $	— — —	$ $ $	30,157 20,273 17,058	(10) (11) (12)	$ $ $	1,017,659 666,627 681,827

Hugh F. Boyle	2014		$350,000		$200,000	(6)		$344,503		$—		$—		$—		$13,223	(10)		$907,726
Executive Vice President and Chief Credit Officer and Chief Risk Officer (3)	2013		$67,417		$62,500	(6)		$345,750		$92,000		—		$—		$—			$567,667

John C. Grosvenor	2014		$350,000		$350,0010	(6)		$150,001		$—		$—		$—		$16,810	(10)		$866,810
Executive Vice President and General Counsel (4)	2013		$289,367		$150,000	(6)		$70,700		$—		$—		$—		$14,915	(11)		$524,982

Jeffrey T. Seabold	2014		$400,000		$650,000	(6)		$150,001		$—		$—		$—		$13,734	(10)		$1,213,735
Executive Vice President and Chief Banking Officer (5)	2013		$237,949		$150,000	(6)		$736,000		$327,000		$—		$—		$42,666	(11)		$1,493,615

(1)	Mr. Sugarman was appointed as co-Chief Executive Officer of the Company effective August 21, 2012 and as Chief Executive Officer of the Company effective September 21, 2012.
(2)	Mr. Nicolas became Executive Vice President, Finance of the Company on November 5, 2012 and Executive Vice President and Chief Financial Officer of the Company effective November 13, 2012. From October 18, 2012 until November 5, 2012, Mr. Nicolas served as a consultant to the Company.
(3)	No compensation information is provided for Mr. Boyle for 2012 because he was not a Named Executive Officer for that year, having first joined the Company in 2013.
(4)	No compensation information is provided for Mr. Grosvenor for 2012 because he was not a Named Executive Officer for that year. Mr. Grosvenor first joined the Company in 2012.
(5)	No compensation information is provided for Mr. Seabold for 2012 because he was not a Named Executive Officer for that year, having first become an executive officer of the Company in 2013.
(6)	The Named Executive Officer’s bonus for each of 2014 and 2013 was paid in cash. For Messrs. Nicolas, Grosvenor and Seabold the bonus amount includes the year-end annual incentive for performance in 2014, as well as cash incentives paid during 2014 aggregating $100,000, $150,000 and $300,000, respectively. See Compensation, Discussion and Analysis/Annual Incentives and -2014 Compensation Decisions/Mid- and Quarter Year Incentives.
(7)	At least one-third of the bonus for each of Messrs. Sugarman and Nicolas for 2012 was required to be paid in restricted stock awarded under the 2011 Omnibus Stock Incentive Plan. The restricted stock portion is excluded from the amounts shown under the “Bonus” column and is instead reflected in the amounts reported for 2012 for Messrs. Sugarman and Nicolas under the “Stock Awards” column.
(8)	Represents the grant date fair values of the stock awards under ASC Topic 718. The assumptions used in the calculation of these amounts are included in Notes 16, 16 and 3, respectively of the notes to the consolidated financial statements contained in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2014, 2013 and 2012, respectively, filed with the SEC.

(9)	Represents the grant date fair values of the option and stock appreciation right (in the case of Mr. Sugarman) awards under ASC Topic 718. In the case of awards during 2014, 2013 and 2012, the assumptions used in the calculation of these amounts are included in Notes 16, 16 and 3, respectively, of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2014, 2013 and 2012, respectively, filed with the SEC.
(10)	For 2014, all other compensation consisted of the following:

Name	Year	401(k) Match	Dividend Equivalent on SARs		Dividends on Unvested RSAs	Auto Allowance	Total
Steven A. Sugarman	2014	$17,500	$235,276	*	$15,251	—	$268,027
Ronald J. Nicolas, Jr.	2014	$14,667	—		$10,991	$4,500	$30,157
Hugh F. Boyle	2014	—	—		$13,223	—	$13,223
John C. Grosvenor	2014	$11,690	—		$5,121	—	$16,810
Jeffrey T. Seabold	2014	—	—		$13,734	—	$13,734

*	Represents 2012 and 2013 accrued dividend equivalents paid in 2014.

(11)	For Mr. Sugarman, amount includes matching contributions to his 401(k) plan account, dividends paid on the unvested portion of a restricted stock award, dividend equivalents paid with respect to SARs and an automatic anniversary bonus of $100. For Mr. Nicolas, amount includes dividends paid on the unvested portions of restricted stock awards, matching contributions to his 401(k) plan account and an automatic anniversary bonus of $50. For Mr. Grosvenor, amount includes auto expense, dividends paid on the unvested portions of restricted stock awards, matching contributions to his 401(k) plan account and an automatic anniversary bonus of $100. For Mr. Seabold amounts includes dividends paid on the unvested portions of restricted stock awards and director fees of $36,666 (which were discontinued upon Mr. Seabold’s resignation as a director on May 12, 2013, immediately before he became an employee of the Bank on May 13, 2013).
(12)	For Mr. Sugarman, amount includes director fees of $125,500 (which were discontinued upon his becoming an executive officer of the Company on August 21, 2012), and matching contributions to his 401(k) plan account. For Mr. Nicolas, amount includes consulting fees of $17,058, dividends paid on the unvested portion of a restricted stock award and matching contributions to his 401(k) plan account.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards to the Named Executive Officers for 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)		All Other Option Awards: Number of Securities Underlying Options/ SARs (#)		Exercise/ Base Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option/ SAR Awards (10)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Steven A. Sugarman	4/01/2014	—	—	—	—	—	—	61,125	(1)	—		—	$750,004
	5/21/2014	—	—	—	—	—	—	—		252,023	(2)	$10.09	$415,838
	5/21/2014	—	—	—	—	—	—	—		300,219	(3)	$10.09	$625,121
	11/07/2014	—	—	—	—	—	—	—		216,334	(2)	$11.62	$398,055

Ronald J. Nicolas, Jr.	4/01/2014	—	—	—	—	—	—	24.450	(4)	—		—	$300,002
Hugh F. Boyle	4/01/2014	—	—	—	—	—	—	5,094	(5)	—		—	$62,503
	6/11/2014	—	—	—	—	—	—	25,000	(6)	—		—	$282,000

John C. Grosvenor	4/01/2014	—	—	—	—	—	—	12,225	(7)	—		—	$150,001

Jeffrey T. Seabold(8)	4/01/2014	—	—	—	—	—	—	12,225	(9)	—		—	$150,001

(1)	Represents a restricted stock award to Mr. Sugarman that fully vests on April 1, 2015.
(2)	Represents a stock appreciation right granted to Mr. Sugarman with respect to the number of shares indicated. Each of these grants was made pursuant to the anti-dilution provisions of the Stock Appreciation Right grant originally made to Mr. Sugarman on August 21, 2012 (the Original SAR Grant), pursuant to which he was granted a stock appreciation right with respect to 500,000 shares with a vesting schedule of one-third on August 21, 2012, one-third on August 21, 2013 and one-third on August 21, 2014 and a base price of $12.12. Consistent with the vesting schedule of the Original SAR Grant, the stock appreciation right with respect to the 252,023 shares and 216,334 shares were each 100% vested on their respective grant dates of May 21, 2014 and November 7, 2014. On December 13, 2013, all of the outstanding stock appreciation rights granted to Mr. Sugarman (i.e. the Original SAR Grant plus the additional grants made in 2013) which originally were to be settled in cash were amended to be settled in shares of Voting Common Stock. All of the additional stock appreciation rights granted to Mr. Sugarman in 2014 likewise will be settled in shares of Voting Common Stock.
(3)	These stock appreciation rights (the TEU Additional SARs) were issued to Mr. Sugarman in connection with the closing of an offering of the Company 8.00% Tangible Equity Units. Each Tangible Equity Unit is composed of a prepaid stock purchase contract (each, a Purchase Contract) and a junior subordinated amortizing note issued by the Company. Each Purchase Contract settles based on minimum or maximum settlement rates of shares of Voting Common Stock. The numbers of settlement shares underlying the TEU Additional SARs were calculated using the maximum settlement rate and, therefore, the number of shares underlying these TEU Additional SARs is subject to adjustment and forfeiture. Until each Purchase Contract settles and the Voting Common Stock related thereto is issued, each corresponding TEU Additional SAR has a vesting date of May 21, 2017 and no dividend equivalent rights prior to vesting.

The TEU Additional SARs vest earlier than May 21, 2017 to the extent any Purchase Contracts settle prior to that date, at which time the TEU Additional SARs corresponding to such Purchase Contracts will become 100% vested and exercisable (subject to certain exceptions if the settlement occurred before August 21, 2014). The TEU Additional SARs that have accelerated in vesting have the same terms and conditions as the Original SAR Grant.

The TEU Additional SARs originally related to 300,219 shares of Voting Common Stock with a scheduled vesting of May 21, 2017, as described above. As of December 31, 2014, as a result of early settlements of some of the Purchase Contracts, the TEU Additional SARs had accelerated in vesting with respect to 133,997 shares and were forfeited with respect to 18,633. As a result, the TEU Additional SARs now relate to 281,586 shares as of December 31, 2014. The TEU Additional SARs that accelerated in vesting have the same terms and conditions as the Initial SAR.

(4)	Represents a restricted stock award to Mr. Nicolas that fully vests April 1, 2015.

(5)	Represents a restricted stock award to Mr. Boyle that fully vests on April 1, 2015.
(6)	Represents a restricted stock award to Mr. Boyle with the following vesting schedule: 20% increments on each of June 11, 2015, 2016, 2017, 2018 and 2019.
(7)	Represents a restricted stock award to Mr. Grosvenor that fully vests on April 1, 2015.
(8)	This table does not include the issuance on October 31, 2014 of 28,545 shares of unregistered Voting Common Stock, which were not issued to Mr. Seabold under the Company’s 2013 Omnibus Stock Incentive Plan, but were issued as unregistered securities pursuant to the terms of an acquisition agreement between the Company and CS Financial. For more information see Transactions with Related Persons/Transactions Involving Jeffrey T. Seabold.
(9)	Represents a restricted stock award to Mr. Seabold that fully vests on April 1, 2015.
(10)	Represents the grant date fair values of the awards under ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note16 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table provides information regarding vested and unvested stock options and stock appreciation rights and unvested restricted stock awards held by the Named Executive Officers as of December 31, 2014:

	Option/SAR Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs / Warrants Exercisable (#)		Number of Securities Underlying Unexercised Options/ SARs / Warrants Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs/ Warrants (#)	Option/ SAR / Warrant Exercise/ Base Price (1)		Option/ SAR / Warrant Expiration Date (2)	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven A. Sugarman	500,000	(4)	—		—	$12.12		8/21/2022	—		—	—	—
	150,933	(4)	—		—	$13.06		8/21/2022	—		—	—	—
	88,366	(4)	—		—	$13.60		8/21/2022	—		—	—	—
	15,275	(4)	—		—	$13.55		8/21/2022	—		—	—	—
	70,877	(4)	—		—	$12.83		8/21/2022	—		—	—	—
	252,023	(4)	—		—	$10.09		8/21/2022	—		—	—	—
	216,334	(4)	—		—	$11.62		8/21/2022	—		—	—	—
	133,997	(5)	147,589	(5)	—	$10.09		8/21/2022	—		—	—	—
	16,165	(6)	—		—	$15.81		6/27/2021	—		—	—	—
	960,000	(7)	—		—	$9.32	(7)	Variable(7)	—		—	—	—
	—		—		—	—		—	63,545	(8)	$728,861	—	—
Ronald J. Nicolas, Jr.	30,000	(9)	45,000	(9)	—	$11.36		11/05/2022	—		—	—	—
	—		—		—	—		—	40,795	(10)	$467,919	—	—
Hugh F. Boyle	5,000	(11)	20,000	(11)	—	$13.83		9/30/2023	—		—	—	—
	—		—		—	—		—	50,094	(12)	$574,578	—	—
John C. Grosvenor	50,000	(13)	25,000	(13)	—	$12.24		8/22/2022	—		—	—	—
	—		—		—	—		—	19,505	(14)	$223,722	—	—
Jeffrey T. Seabold	16,713	(15)	—		—	$15.81		6/27/2021	—		—	—	—
	20,000	(16)	80,000	(16)	—	$13.11		5/13/2023	—		—	—	—
	435,000	(7)	—		—	$9.32	(7)	Variable(7)	—		—	—	—
	—		—		—	—		—	52,225	(17)	$599,021	—	—

(1)	The base price of each stock appreciation right and exercise price of each stock option is equal to the grant day’s closing price of the Voting Common Stock, except that the exercise price of each stock option granted under the 2013 Omnibus Stock Incentive Plan is equal to the closing price of the Voting Common Stock the business day before the grant.
(2)	The scheduled expiration date of each stock option and stock appreciation right occurs ten years after the grant date.
(3)	Reflects the dollar value of unvested restricted shares as of December 31, 2014 based on that day’s closing price of the Voting Common Stock on the NYSE of $11.47.
(4)	Each represents a stock appreciation right that fully vested on August 21, 2014. The stock appreciation right was originally agreed to be settled in cash, but pursuant to an agreement between Mr. Sugarman and the Company, effective December 13, 2013 it will be settled in shares of Voting Common Stock.
(5)

These stock appreciation rights (the TEU Additional SARs) were issued to Mr. Sugarman in connection with the closing of an offering of the Company 8.00% Tangible Equity Units. Each Tangible Equity Unit is composed of a prepaid stock purchase contract (each, a Purchase Contract) and a junior subordinated amortizing note issued by the Company. Each Purchase Contract settles based on minimum or maximum settlement rates of shares of common stock. The number of settlement shares underlying the TEU Additional

SARs was calculated using the maximum settlement rate and, therefore, the number of shares underlying these TEU Additional SARs is subject to adjustment and forfeiture. Until each Purchase Contract settles and the Voting Common Stock related thereto is issued, each corresponding TEU Additional SAR has a vesting date of May 21, 2017 and no dividend equivalent rights prior to vesting.

The TEU Additional SARs vest earlier than May 21, 2017 to the extent any Purchase Contracts settle prior to that date, at which time the TEU Additional SARs corresponding to such Purchase Contract will become 100% vested and exercisable (subject to certain exceptions if the settlement occurred before August 21, 2014). The TEU Additional SARs that have accelerated in vesting have the same terms and conditions as the Original SAR Grant.
The TEU Additional SARs originally related to 300,219 shares of Voting Common Stock with a scheduled vesting of May 21, 2017, as described above. As of December 31, 2014, as a result of early settlements of some of the Purchase Contacts, the TEU Additional SAR had accelerated in vesting with respect to 133,997 shares and was forfeited with respect to 18,633 shares. The TEU Additional SAR that has accelerated in vesting has the same terms and conditions as the Original SAR.
As a result of early settlement of a portion of the Purchase Contacts on May 30, 2014, July 7, 2014, September 9, 2014, September 12, 2014, November 3, 2014, December 3, 2014 and December 23, 2014 the TEU Additional SAR accelerated in vesting with respect to 49,469 shares on May 30, 2014, 30,736 shares on July 7, 2014, 8,900 shares on September 9, 2014, 1,758 shares on September 12, 2014, 5,195 shares on November 3, 2014, 23,532 shares on December 3, 2014 and 14,407 shares on December 23, 2014. Furthermore, 6,597 shares were forfeited on May 30, 2014, 4,256 shares on July 7, 2014, 1,257 shares on September 9, 2014, 250 shares on September 12, 2014, 740 shares on November 3, 2014, 3,405 shares on December 3, 2014 and 2,128 shares on December 23, 2014.
(6)	Represents a nonqualified stock option that fully vested on June 27, 2012.
(7)	These warrants were originally issued on November 1, 2010 to COR Advisors LLC, an entity controlled by Mr. Sugarman, to purchase up to 1,395,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share, subject to certain adjustments to the number of shares underlying the warrants as well as certain adjustments to the warrant exercise price as applicable. As a result of transfers of these warrants subsequent to their original issuance, warrants for the right to purchase 960,000 shares of Non-Voting Common Stock are now held by Mr. Sugarman and his spouse through a living trust, and warrants for the right to purchase 435,000 shares of Non-Voting Common Stock are now held by Mr. Seabold. These warrants vested in tranches, with the first tranche vesting on January 1, 2011 and the last tranche vesting on July 1, 2013 and with each respective tranche being exercisable for five years after the tranche’s vesting date.
With respect to the warrants held by Mr. Sugarman: 50,000 shares vested on October 11, 2011 and the remainder vested in seven equal quarterly installments beginning January 1, 2012 and ending on July 1, 2013.
With respect to the warrants held by Mr. Seabold: (i) 95,000 shares became exercisable on January 1, 2011; (ii) 130,000 shares became exercisable on April 1, 2011; (iii) 130,000 shares became exercisable on July 1, 2011; and (iv) 80,000 shares became exercisable on October 1, 2011.
The warrants are exercisable for Voting Common Stock in lieu of Non-Voting Common Stock following the transfer of the warrants in a widely dispersed offering or in other limited circumstances. Based on automatic adjustments to the original $11.00 exercise price, the Company has determined that the exercise price for these warrants was $9.32 per share as of December 31, 2014. The terms and issuance of the foregoing warrants were approved by the Company’s stockholders at a special meeting held on October 25, 2010.
(8)	Represents unvested portion as of December 31, 2014 of an award of 7,112 shares of restricted stock, which vests as follows: 2,346 shares on each of March 4, 2013 and 2014 and 2,420 shares on March 4, 2015. Also represents the unvested portion as of December 31, 2014 of an award of 61,125 shares of restricted stock that vests 100% on April 1, 2015.
(9)	Represents a nonqualified stock option with the following vesting schedule: 20% increments on each of November 5, 2013, 2014, 2015, 2016 and 2017.
(10)	Represents unvested portion, as of December 31, 2014, of an award of 25,000 shares of restricted stock with the following vesting schedule: 20% increments on each of November 5, 2013, 2014, 2015, 2016 and 2017. Also represents the unvested portion, as of December 31, 2014, of an award of 3,951 shares of restricted stock with the following vesting schedule: 1,303 shares on each of March 4, 2013 and 2014 and 1,345 shares on March 4, 2015. Also represents the unvested portion as of December 31, 2014 of an award of 24,450 shares of restricted stock that vests 100% on April 1, 2015.
(11)	Represents a nonqualified stock option with the following vesting schedule: 20% increments on each of September 30, 2014, 2015, 2016, 2017 and 2018.
(12)

Represents unvested portion as of December 31, 2014 of an award of 25,000 shares of restricted stock with the following vesting schedule: 20% increments on each of September 30, 2014, 2015, 2016, 2017 and 2018. Also represents the unvested portion, as of December 31, 2014, of an award of 5,094 shares of restricted stock that vests 100% on April 1, 2015. In addition, represents the unvested portion as of December 31, 2014 of an award of 25,000 shares of restricted stock that vests as follows: 20% increments on each of June 11, 2015, 2016, 2017, 2018 and 2019.
(13)	Represents a nonqualified stock option with the following vesting schedule: 25,000 shares on each of August 22, 2013, 2014 and 2015.
(14)	Represents unvested portion, as of December 31, 2014, of an award of 5,000 shares of restricted stock with the following vesting schedule: 1,666 shares on August 22, 2013 and 1,667 shares on each of August 22, 2014 and 2015. Also represents the unvested portion, as of December 31, 2014, of an award of 4,741 shares of restricted stock with the following vesting schedule: 1,564 shares on each of March 4, 2013 and 2014 and 1,613 shares on March 4, 2015. In addition, represents the unvested portion as of December 31, 2014 of an award of 5,000 shares of restricted stock with the following vesting schedule: 20% increments on each of October 15, 2014, 2015, 2016, 2017 and 2018. Lastly, also represents the unvested portion as of December 31, 2014 of an award of 12,225 shares of restricted stock that vests 100% on April 1, 2015.
(15)	Represents a nonqualified stock option of 16,713 shares that fully vested on June 27, 2012.
(16)	Represents a nonqualified stock option of 100,000 shares with the following vesting schedule: 20% increments on each of May 13, 2014, 2015, 2016, 2017 and 2018.
(17)	Represents unvested portion, as of December 31, 2014, of an award of 50,000 shares of restricted stock, with the following vesting schedule: 20% increments on each of August 1, 2014, 2015, 2016, 2017 and 2018. Also represents the unvested portion, as of December 31, 2014 of an award of 12,225 shares of restricted stock that vests 100% on April 1, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding vested and unvested stock options and stock appreciation rights and unvested restricted stock awards held by the Named Executive Officers as of December 31, 2014.

	Option/SAR Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven A. Sugarman	—	$—	2,346	$29,865
Ronald J. Nicolas, Jr.	—	$—	6,303	$75,167
Hugh F. Boyle	—	$—	5,000	$57,950
John C. Grosvenor	—	$—	4,231	$51,610
Jeffrey T. Seabold	—	$—	10,000	$118,700

(1)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

EMPLOYMENT AGREEMENTS

We have employment agreements with each of Messrs. Sugarman, Nicolas, Boyle, Grosvenor and Seabold. Set forth below are descriptions of those agreements.

Employment Agreement with Mr. Sugarman. Effective August 21, 2012, Mr. Sugarman entered into a three-year employment agreement with the Company, with an automatic renewal for an additional year on the second anniversary of the effective date and on each anniversary thereafter, unless the Company provides Mr. Sugarman with timely notice of non-renewal. The employment agreement provides Mr. Sugarman with an annual base salary of $600,000, subject to annual review and increase, but not decrease, by the Board. The employment agreement also provides that Mr. Sugarman is eligible to receive an annual cash bonus award with a target award opportunity of 50% of his annual base salary and a minimum of 10% of the annual profitability (measured as EBITDA) of the Company’s subsidiaries that are not depository institutions.

In the event of a termination of Mr. Sugarman’s employment by the Company without “cause” or a resignation by Mr. Sugarman for “good reason,” Mr. Sugarman is entitled to and remains subject to the following:

(1)	Severance (Base Salary, Bonus Equivalent and Pro-Rata Bonus): 1.5 (although within two years following a change in control, the severance multiple would be two) multiplied by the sum of his annual base salary and target bonus paid in installments over a twenty-four month period. In addition, Mr. Sugarman is entitled to a target bonus (pro-rated for the year during which the date of termination occurs) payable within 30 days after the termination;

(2)	Award Vesting: the immediate vesting of any stock options or stock appreciation rights held by Mr. Sugarman, which will remain exercisable for the remainder of their original full terms, and immediate vesting of all other equity awards;

(3)	Benefits: 18 months (24 months if the termination or resignation occurs within two years following a change in control) of continued medical and dental benefits provided by the Company to Mr. Sugarman and his eligible dependents; and

(4)	Restrictions: Mr. Sugarman is also subject to employee and customer non-solicitation and non-competition restrictions while he is employed by the Company and for twenty-four months immediately following termination of employment for any reason.

On August 21, 2012, concurrent with the execution of Mr. Sugarman’s employment agreement, the Company granted Mr. Sugarman a cash-settled stock appreciation right with respect to 500,000 shares of Company Voting Common Stock (Initial SAR) in recognition of prior service that vests, subject to continued employment, as follows: 1/3 vested on the date of grant, 1/3 vests on the first anniversary of the date of grant and the final 1/3 vests on the second anniversary of the date of grant. The Initial SAR has a ten-year term and a base price of $12.12 per share. During 2013 and 2014, pursuant to the anti-dilution provisions of the Initial SAR, as a result of additional issuances of Voting Common Stock by the Company during 2013 and 2014, Mr. Sugarman was granted additional stock appreciation rights. During 2014, Mr. Sugarman was also granted additional stock appreciation rights in connection with the completion of the public offering of the Company’s 8.00% tangible equity units. For information regarding the additional grants during 2014, see the Grants of Plan-Based Awards table and footnote (1) to that table. On December 13, 2013, all of the outstanding stock appreciation rights granted to Mr. Sugarman (i.e. the Initial SAR plus the additional grants made in 2013) which were originally to be settled in cash were amended to be settled in stock. All of the additional stock appreciation rights granted to Mr. Sugarman in 2014 likewise will settle in shares of Voting Common Stock.

Employment Agreement with Mr. Nicolas. Effective November 5, 2012, Mr. Nicolas entered into a three-year employment agreement with the Company, with an automatic renewal for an additional year on the third anniversary of the effective date and on each anniversary thereafter, unless either party provides timely notice to the other that the term will not be extended. The employment agreement provides Mr. Nicolas with an annual base salary of a minimum of $325,000, subject to annual review and increase by the Board of Directors of the Company or the Compensation, Nominating and Corporate Governance Committee of the Board (and as of September 1, 2013 had been increased to $400,000). For each calendar year during the term of the agreement, Mr. Nicolas is eligible to receive an annual bonus equal to up to 100% of his base salary, with a target bonus equal to 50% of base salary. Pursuant to the employment agreement, upon execution of the agreement, Mr. Nicolas was granted (i) 25,000 restricted shares of the Company’s Voting Common Stock, with such shares vesting in five equal annual installments commencing upon the first anniversary of the effective date of the employment agreement, and (ii) an option to purchase 75,000 shares of the Company’s Voting Common Stock at an exercise price of $11.36 per share, with such option vesting in five equal annual installments, commencing upon the first anniversary of the effective date of the employment agreement.

In the event of a termination of Mr. Nicolas’s employment by the Company without “cause” or a resignation by Mr. Nicolas for “good reason,” Mr. Nicolas is entitled to and remains subject to the following:

(1)	Severance (Base Salary Equivalent): 24 months of continued payments based on an annual amount equal to $325,000;

(2)	Award Vesting: the immediate vesting of any then-unvested stock options granted to Mr. Nicolas in connection with the execution of his employment agreement and the continued vesting of any then-unvested restricted stock during the period Mr. Nicolas continues to serve on an advisory board of the Company; and

(3)	Restrictions: Mr. Nicolas is also subject to employee and customer non-solicitation restrictions while he is employed by the Company and for twenty four months following termination of employment under circumstances entitling him to severance benefits as described above as well as perpetual confidentiality restrictions.

Employment Agreement with Mr. Boyle. On September 17, 2013, Mr. Boyle entered into an employment agreement with the Company, with an employment commencement date of September 30, 2013, that has a term ending on September 30, 2016, with successive renewals, at the parties’ election, of an additional year on each anniversary of the commencement date of the employment agreement, commencing on September 30, 2016. The employment agreement provides Mr. Boyle with a base salary of $350,000, subject to annual review and increase by the Board of Directors or Compensation, Nominating and Corporate Governance Committee of the Company (and as of April 1, 2015 has been increased to $375,000). For each calendar year during the term of the agreement, Mr. Boyle will be eligible to receive an annual bonus equal to up to 100% of his base salary, with a target bonus equal to 75% of base salary. On his first date of employment, September 30, 2013, Mr. Boyle was granted (i) 25,000 restricted shares of the Company’s Voting Common Stock, with such shares vesting in five equal annual installments, commencing one year after his employment commencement date, and (ii) an option to purchase 25,000 shares of the Company’s Voting Common Stock at an exercise price of $13.83, with such option vesting in five equal annual installments, commencing one year after his employment commencement date.

In the event of a termination of employment occurring either due to a termination without “cause” or a resignation for “good reason,” Mr. Boyle is entitled to and remains subject to the following:

(1)	Severance (Base Salary Equivalent): up to 24 months of continued payments based on an annual amount equal to $350,000 multiplied by the number of years or partial years remaining prior to the end of the term;

(2)	Award Vesting: the immediate vesting of the then-unvested stock options granted to Mr. Boyle in connection with the execution of his employment agreement, and the continued vesting of any then-unvested restricted stock during the period Mr. Boyle is entitled to continue to serve on an advisory board of the Company; and

(3)	Restrictions: Mr. Boyle is also subject to employee and customer non-solicitation restrictions while he is employed by the Company, and for twenty-four months following termination of employment under circumstances entitling him to severance benefits described above as well as perpetual confidentiality restrictions.

Employment Agreement with Mr. Grosvenor. Effective August 22, 2012, Mr. Grosvenor entered into an employment agreement that has a term of three years, with an automatic renewal for an additional year on the third anniversary of the effective date and each anniversary thereafter, unless one of the parties provides a notice of non-renewal. Pursuant to the terms of the employment agreement, Mr. Grosvenor received a (i) one-time signing bonus of 5,000 restricted shares of the Company’s Voting Common Stock vesting in increments of 1,666 shares on August 22, 2013 and 1,667 shares on each of August 22, 2014 and 2015 (the Initial Restricted Stock Grant), and (ii) an option to purchase 75,000 shares of the Company’s Voting Common Stock at an exercise price of $12.24, with such option vesting in three equal installments of 25,000 shares on August 22 of 2013, 2014 and 2015 (the Initial Equity Grant). The employment agreement provides Mr. Grosvenor with a base salary that as of September 1, 2013 has been set at $350,000, subject to annual review and increase (and as of April 1, 2015 has been increased to $375,000), and also provides that Mr. Grosvenor is eligible to receive additional or special compensation, such as equity awards, incentive pay or bonuses, as the board of directors of the Company, or the Compensation, Nominating and Corporate Governance Committee thereof, may determine.

In the event of a termination of employment without “cause” or a resignation for “good reason,” Mr. Grosvenor is entitled to and remains subject to the following:

(1)	Severance (Base Salary Equivalent): severance pay equal to twenty-four (24) months’ salary at the rate of salary in effect on the date of termination;

(2)	Award Vesting: the Initial Equity Grant, which, to the extent not theretofore fully vested, will become fully vested and immediately exercisable in accordance with its terms, and in the event the Initial Restricted Stock Grant has not theretofore become fully vested, the right to be appointed as an advisor to the Company until the Initial Restricted Stock Grant has vested in full; and

(3)	Restrictions: Mr. Grosvenor is also subject to employee non-solicitation restrictions while he is employed by the Company and for twenty-four months immediately following termination of employment for any reason as well as certain nondisclosure obligations.

Original Employment Agreement with Mr. Seabold. Effective May 13, 2013, Mr. Seabold entered into an employment agreement with the Bank (Original Employment Agreement) that provides for a term of three years, with an automatic renewal for an additional two years on the second anniversary of the effective date and on each anniversary thereafter, unless one of the parties provides a notice of non-renewal. In connection with entering into the Employment Agreement, the Company granted Mr. Seabold an award of (1) 50,000 shares of restricted stock, effective on August 1, 2013, and (2) non-qualified stock options for the purchase of 100,000 shares of the Company’s Voting Common Stock at an exercise price per share equal to the closing market price of the Company’s Voting Common Stock on May 13, 2013, in each case which vest as follows: 1/5 on each of the first, second, third, fourth and fifth anniversaries of May 13, 2013.

The Original Employment Agreement was in effect at December 31, 2014 and provided Mr. Seabold with an initial base salary of $400,000, an annual cash target bonus of 50% of his annual base salary (the Annual Target Bonus), and an incentive bonus, generally payable one-half in cash and one-half in Company equity awards, generally equal to 10% of the pre-tax operating profits generated by originations held for sale by the Bank’s residential lending platform, subject to certain annual performance hurdle amounts being met (the Lending Incentive Bonus).

In the event of a termination of employment without “cause” or a resignation for “good reason,” Mr. Seabold was entitled to and remained subject to the following:

(1)	Severance (Base Salary, Bonus Equivalent and Pro-Rata Bonus): 1.5 times the sum of his base salary and Incentive Bonus (determined by annualizing the Incentive Bonus payable relative to the most recently completed fiscal quarter of the Company prior to the termination date), or following a change of control, the severance multiple would be 2, and be based upon the sum of his base salary and the Annual Target Bonus, not Incentive Bonus and payble in installments over a twenty-four month period. In addition, to the extent not previously paid, and subject to the achievement of any performance goals, Mr. Seabold is entitled to the Annual Target Bonus (pro-rated for the year during which the date of termination occurs), payable no later than March 15 the year following the year in which the termination occurs;

(2)	Award Vesting: the immediate vesting of any equity awards held by Mr. Seabold, with any stock options or stock appreciation rights remaining exercisable for the remainder of their original full terms;

(3)	Benefits: 18 months (24 months following a change in control) of continued medical and dental benefits; and

(4)	Restrictions: Mr. Seabold is also subject to customary confidentiality and corporate opportunity restrictions, and employee non-solicitation restrictions while he is employed by the Bank and for a period of generally twenty-four months following termination of employment.

2015 Amended and Restated Employment Agreement with Mr. Seabold. On April 10, 2015, Mr. Seabold entered into an Amended and Restated Employment Agreement (the 2015 Employment Agreement) as the Bank’s Executive Vice President, Chief Banking Officer. The 2015 Employment Agreement is effective as of April 1, 2015 and provides for a term of three years, with an automatic renewal for an additional two years on the second anniversary of the effective date and on each anniversary thereafter, unless one of the parties provides a notice of non-renewal.

The 2015 Employment Agreement provides Mr. Seabold with an initial base salary of $750,000 as well as the following incentives

■

Annual Bonus: An annual bonus (the annual bonus) to be paid in the form of an award under the Company’s 2013 Omnibus Stock Incentive Plan (or its successor) based on the attainment of performance objectives determined and established by the Compensation, Nominating and Corporate Governance Committee, taking into account, as appropriate, the criteria deemed relevant related to performance of Bank, with an annual target bonus of 100% of such annual base salary (the targeted annual bonus) pro-rated for any partial year. The actual annual bonus could be higher or lower than the targeted annual bonus and shall be paid in cash or equity awards; however no more than 50% of the actual annual bonus for any year shall be paid in the form of equity awards.

■

Incentive Bonus: An annual incentive bonus (the incentive bonus) in the form of an award under the Company’s 2013 Omnibus Stock Incentive Plan (or its successor) based on the attainment of performance objectives determined and established by the Compensation, Nominating and Corporate Governance Committee, taking into account, as appropriate the criteria deemed relevant related to the performance of the Company, with an annual target incentive bonus of 100% of the annual bonus actually received by Mr. Seabold for such fiscal year (the targeted incentive bonus), which shall be paid in cash and equity awards; however no more than 50% of the actual incentive bonus for any year shall be paid in the form of equity awards.

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Transitional Bonus: In lieu of compensation Mr. Seabold would have been entitled to receive under the Original Employment Agreement, a 2015 transitional bonus (the transitional bonus), solely for each of the fiscal quarters ending June 30, 2015, September 30, 2015 and December 31, 2015, of up to a maximum of $250,000 per quarter in the form of an award under the Company’s 2013 Omnibus Stock Incentive Plan (or its successor) based upon the attainment on both a quarterly and cumulative basis, of performance objectives and metrics determined and established by the Compensation, Nominating and Corporate Governance Committee, taking into account, as appropriate, the criteria deemed relevant related to overall performance of the residential lending division of Bank. The actual 2015 transitional bonus shall be paid in cash in quarterly installments, each installment due no later than sixty (60) days following the end of each the three fiscal quarters during 2015 to which the transitional bonus relates.

In the event of a termination of employment without “cause” or a resignation for “good reason,” under the 2015 Employment Agreement Mr. Seabold is entitled to and remains subject to the following:

(1)	Severance (Base Salary, Bonus Equivalent and Pro-Rata Bonus): 1.5 times the sum of his base salary and the actual annual bonus and actual incentive bonus received by Mr. Seabold in respect of the most recently completed fiscal year of the Company prior to the termination date, or following a change in control, the severance multiple would be 2, and be based upon the sum of his base salary and the targeted annual bonus as well as the targeted incentive bonus payable in installments over a twenty-four month period. In addition, to the extent not previously paid, and subject to the achievement of any performance goals, Mr. Seabold is entitled to a bonus (pro-rated for the year during which the date of termination occurs), which is equivalent to the targeted annual bonus and the targeted incentive bonus, payable no later than March 15 the year following the year in which the termination occurs;

(2)	Award Vesting: the immediate vesting of any equity awards held by Mr. Seabold, with any stock options or stock appreciation rights remaining exercisable for the remainder of their original full terms;

(3)	Benefits: 18 months (24 months following a change in control) of continued medical and dental benefits; and

(4)	Restrictions: Mr. Seabold is also subject to customary confidentiality and corporate opportunity restrictions, and employee non-solicitation restrictions while he is employed by the Bank and for a period of generally twenty-four months following termination of employment.

Potential Payments upon Termination of Employment or Change in Control

The following table shows the approximate value of the benefits and payments that the Named Executive Officers would have been entitled to receive as of December 31, 2014 had their employment been terminated or had a change in control occurred on that date. The table excludes (i) amounts accrued through December 31, 2014 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Company’s 401(k) plan, and (iii) already vested equity awards.

Name	Type of Payment or Benefit	Termination for Cause / Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Voluntary Termination With Good Reason		After a Change in Control, Involuntary Termination Without Cause or Voluntary Termination With Good Reason		Change in Control, but no Termination of Employment Occurs		Death		Disability
Steven A. Sugarman	Severance	—	$3,055,750	(1)	$3,786,900	(1)	—		$862,300	(2)	$862,300	(2)
	Accelerated Vesting of Equity Incentive Awards	—	$932,534	(3)	$932,534	(3)	$231,430	(4)	$932,534	(3)	$932,534	(3)
	Post-Employment Health Care Benefits	—	$33,606	(5)	$44,808	(5)	—		$33,606	(5)	$33,606	(5)

	TOTAL	—	$4,021,890		$4,764,242		$231,430		$1,828,440		$1,828,440

Ronald J. Nicolas, Jr.	Severance	—	$650,000	(6)	$650,000	(6)	—		—		—
	Accelerated Vesting of Equity Incentive Awards	—	$4,950	(7)	$472,869	(8)	$192,427	(9)	$472,869	(8)	$472,869	(8)
	Post-Employment Health Care Benefits	—	—		—		—		—		—

	TOTAL	—	$654,950		$1,122,869		$192,427		$472,869		$472,869

Hugh F. Boyle	Severance	—	$612,500	(10)	$612,500	(10)	—		—		—
	Accelerated Vesting of Equity Incentive Awards	—	$—	(11)	$574,578	(12)	—		$574,578	(12)	$574,578	(12)
	Post-Employment Health Care Benefits	—	—		—		—		—		—

	TOTAL	—	$612,500		$1,187,078		—		$574,578		$574,578

John C. Grosvenor	Severance	—	$700,000	(13)	$700,000	(13)	—		—		—
	Accelerated Vesting of Equity Incentive Awards	—	$—	(14)	$223,722	(15)	$37,622	(16)	$223,722	(15)	$223,722	(15)
	Post-Employment Health Care Benefits	—	—		—		—		—		—

	TOTAL	—	$700,000		$923,722		$37,622		$223,722		$223,722

Jeffrey T. Seabold (21)	Severance	—	$1,244,927	(17)	$1,400,000	(17)	—		$200,000	(18)	$200,000	(18)
	Accelerated Vesting of Equity Incentive Awards	—	$599,021	(19)	$599,021	(19)	—		$599,021	(19)	$599,021	(19)
	Post-Employment Health Care Benefits	—	$33,606	(20)	$44,808	(20)	—		$33,606	(20)	$33,606	(20)

	TOTAL	—	$1,877,554		$2,043,829		—		$832,627		$832,627

(1)	Represents the amount that would be paid to Mr. Sugarman pursuant to his employment agreement following the termination of his employment, with $862,300 (which represents the pro-rata target bonus to which Mr. Sugarman would have been entitled to as of December 31, 2014) being paid within 30 days after termination and the remainder in monthly installments for a period of 24 months.
(2)	Represents the amount that would be paid to Mr. Sugarman pursuant to his employment agreement within 30 days following death or disability.
(3)	Represents the value of the (i) acceleration of vesting of the unvested portion of Mr. Sugarman’s TEU Additional SAR, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the base price per share of $10.09 and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Sugarman as of December 31, 2014, based on the closing price per share of the Company’s Voting Common Stock on that date of $11.47.
(4)	For those options and awards held by Mr. Sugarman as of December 31, 2014 that provide for vesting upon a change in control, represents (i) the value of the acceleration of vesting of the unvested portion Mr. Sugarman’s TEU Additional SAR, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the base price per share of $10.09 and (ii) the value of the acceleration of vesting of the unvested restricted stock awards, based on the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47.
(5)	Represents the approximate cost to the Company of continuing to provide medical and dental benefits to Mr. Sugarman and his eligible dependents pursuant to his employment agreement following the termination of his employment, for a period of 18 months if such termination does not occur within two years following a change in control of the Company and for a period of 24 months if such termination occurs within two years following a change in control of the Company. In the case of termination due to death or disability, the amount in the table assumes that death or disability does not occur within two years following a change in control; otherwise, in the event such termination occurs within two years, the amount would be $44,808.
(6)	Represents the amount that would be paid to Mr. Nicolas pursuant to his employment agreement following the termination of his employment, in monthly installments for a period of 24 months.
(7)	Represents the value of the acceleration of vesting of the unvested portion of Mr. Nicolas’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $11.36 per share.
(8)	Represents (i) the value of the acceleration of vesting of the unvested portion Mr. Nicolas’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $11.36 per share, and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Nicolas as of December 31, 2014, based on the closing price per share of the Company’s Voting Common Stock on that date of $11.47.
(9)	For those options and restricted stock awards held by Mr. Nicolas as of December 31, 2014 that provide for vesting upon a change in control, represents (i) the value of the acceleration of vesting of the unvested portion Mr. Nicolas’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $11.36 per share, and (ii) the value of the acceleration of vesting of the unvested restricted stock awards, based on the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47.
(10)	Represents the amount that would be paid to Mr. Boyle pursuant to his employment agreement following the termination of his employment, in monthly installments for the remainder of the agreement term (a period of 21 months as of December 31, 2014)
(11)	Represents the value of the acceleration of vesting of the unvested portion of Mr. Boyle’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $13.83 per share (no acceleration value).
(12)	Represents (i) the value of the acceleration of vesting of the unvested portion Mr. Boyle’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $13.83 per share (no acceleration value), and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Boyle as of December 31, 2014, based on the closing price per share of the Company’s Voting Common Stock on that date of $11.47.
(13)	Represents the amount that would be paid to Mr. Grosvenor pursuant to his employment agreement following the termination of his employment, in monthly installments for a period of 24 months.
(14)	Represents the value of the acceleration of vesting of the unvested portion of Mr. Grosvenor’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $12.24 per share (no acceleration value).

(15)	Represents (i) the value of the acceleration of vesting of the unvested portion Mr. Grosvenor’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $12.24 per share (no acceleration value), and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Grosvenor as of December 31, 2014, based on the closing price per share of the Company’s Voting Common Stock on that date of $11.47.
(16)	For those options and restricted stock awards held by Mr. Grosvenor as of December 31, 2014 that provide for vesting upon a change in control, represents (i) the value of the acceleration of vesting of the unvested portion Mr. Grosvenor’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $12.24 per share (no acceleration value), and (ii) the value of the acceleration of vesting of the unvested restricted stock awards, based on the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47.
(17)	Represents the amount that would be paid to Mr. Seabold pursuant to his employment agreement following the termination of his employment, with $200,000 (which represents the pro-rata bonus amount to which Mr. Seabold would have been entitled to as of December 31, 2014) being paid no later than March 15 the year following the year in which the termination occurs and the remainder in monthly installments for a period of 24 months.
(18)	Represents the amount that would be paid to Mr. Seabold pursuant to his employment agreement no later than March 15 the year following the year in which death or disability occurs.
(19)	Represents (i) the value of the acceleration of vesting of the unvested portion of Mr. Seabold’s stock options, based on the difference between the closing price per share of the Company’s Voting Common Stock on December 31, 2014 of $11.47 and the exercise price per share of the option of $13.11 per share (no acceleration value), and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Seabold as of December 31, 2013, based on the closing price per share of the Company’s Voting Common Stock on that date of $11.47.
(20)	Represents the approximate cost to the Company of continuing to provide medical and dental benefits to Mr. Seabold and his eligible dependents pursuant to his employment agreement following the termination of his employment, for a period of 18 months if such termination does not occur within two years following a change in control of the Company and for a period of 24 months if such termination occurs within two years following a change in control of the Company. In the case of termination due to death or disability, the amount in the table assumes that death or disability does not occur within two years following a change in control; otherwise, in the event such termination occurs within two years, the amount would be $44,808.
(21)	Mr. Seabold’s potential benefits and payments upon termination or change in control have been calculated under the terms of his Original Employment Agreement. However, subsequent to 2014, Mr. Seabold entered into an Amended and Restated Employment Agreement with the Bank effective April 1, 2015. Had that agreement been in place as of December 31, 2014, then the potential benefits and payments upon termination or change in control owed Mr. Seabold have been estimated as follows (without including any amounts owed under the Transitional Bonus and using 2013 bonus amounts paid to Mr. Seabold to calculate certain severance amounts based on actual bonus payments received). See Employment Agreements.

Type of Payment or Benefit	Termination for Cause / Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Voluntary Termination With Good Reason	After a Change in Control, Involuntary Termination Without Cause or Voluntary Termination With Good Reason		Change in Control, but no Termination of Employment Occurs	Death		Disability
Severance	—	$2,850,000	$6,000,000		—	$1,500,000		$1,500,000
Accelerated Vesting of Equity Incentive Awards	—	$599,021	$599,021	(19)	—	$599,021	(19)	$599,021	(19)
Post-Employment Health Care Benefits	—	$33,606	$44,808	(20)	—	$33,606	(20)	$33,606	(20)

TOTAL	—	$3,482,627	$6,643,829		—	$2,132,627		$2,132,627

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for audit committee members under the NYSE Listed Company Manual. The Audit Committee’s responsibilities are defined in a written charter adopted by the Board of Directors as described on page 30 of this proxy statement.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and annually attesting to management’s assessments of the effectiveness of the Company’s internal control over financial reporting. The members of the Audit Committee are responsible to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014, with management and with KPMG LLP, the Company’s independent registered public accounting firm for 2014. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence as currently in effect, and discussed with KPMG LLP their independence. Based upon the review and discussions described in this report, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

THE AUDIT COMMITTEE

Robert D. Sznewajs, Chair

Jeffrey Karish

Jonah F. Schnel

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

KPMG LLP served as our independent registered public accounting firm for the years ended December 31, 2014 and 2013. Representatives of KPMG LLP have been invited to be present at the annual meeting, and we expect that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015, subject to ratification by the Company’s stockholders at the annual meeting. Although stockholder ratification of the appointment of KPMG LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to stockholders for their ratification at the annual meeting as a matter of good corporate practice. If the stockholders do not ratify the appointment of KPMG LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of KPMG LLP is ratified by the stockholders at the annual meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Fees

For the years ended December 31, 2014 and 2013, KPMG LLP provided various audit, audit-related and non-audit services to the Company, as follows:

	Year Ended December 31,
	2014	2013
Audit Fees (1)	$1,092,000	$882,750
Audit Related Fees (2)	$273,000	$272,000
Tax Fees	—	—
All Other Fees (3)	—	$916,000
TOTAL	$1,365,000	$2,070,750

(1)	For the audits of the Company’s consolidated annual financial statements and internal control over financial reporting and for reviews of the Company’s consolidated interim financial statements included in its Quarterly Reports on Form 10-Q.
(2)	For 2014 and 2013, for offerings, consents and comfort letters, review and assurance and related services as well as special purpose reports for compliance audits.
(3)	For permissible professional services related to information technology, integration, regulatory compliance evaluation and model validation.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit Committee of the Company’s Board of Directors is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent registered public accounting firm for all audit and permissible non-audit services to be provided by the independent registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent registered public accounting firm to render permissible non-audit services to the Corporation, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies. During 2014 and 2013, the Audit Committee pre-approved all of the services provided by KPMG LLP. The Audit Committee has considered the provisions of these services by KPMG LLP and has determined that the services are compatible with maintaining KPMG LLP’s independence.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors knows of no other business that will be presented at the annual meeting. If any other matter properly comes before the stockholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

Proxy Solicitation Costs

The Company will pay the costs of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone or other means, without additional compensation.

Stockholder Proposals for Annual Meeting to be Held in 2016

If you intend to present a stockholder proposal at next year’s annual meeting, your proposal must be received by the Company at its executive offices, located at 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612, no later than December 19, 2015 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and the Company’s charter and bylaws and Maryland law.

The Company’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in the Company’s proxy materials. For a stockholder proposal to be considered for presentation at next year’s annual meeting, written notice of the proposal containing the information set forth in Section 1.09 of the Company’s bylaws must be received by the Company no later than December 17, 2015 and no earlier than November 17, 2015. If, however, the date of the next annual meeting is before April 15, 2016 or after July 14, 2016, notice of the stockholder proposal must be delivered no earlier than the 180th day prior to the date of the next annual meeting and not later than the close of business on the later of the 150th day prior to the day of the meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 3:00 A.M., Pacific Standard Time, on May 15, 2015.
Vote by Internet
• Go to www.investorvote.com/BANC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all director nominees under Proposal I and
FOR Proposal II.

I. Election of Directors: 01 - Chad T. Brownstein	For ☐	Withhold ☐	02 - Jeffrey Karish	For ☐	Withhold ☐	+

	For	Against	Abstain
II. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please print full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Banc of California, Inc.

2015 Annual Meeting of Stockholders

Friday, May 15, 2015, 8:00 A.M. Pacific Standard Time

Pacific Club

4110 MacArthur Boulevard, Newport Beach, California

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Banc of California, Inc.

2015 Annual Meeting of Stockholders

18500 Von Karman Avenue, Suite 1100, Irvine, CA 92612

Proxy Solicited by the Board of Directors for the Annual Meeting — May 15, 2015

The undersigned hereby appoints the members of the Board of Directors of Banc of California, Inc. (the “Company”), and their survivors, with full power of substitution, and authorizes them to represent and vote, as directed on the reverse side, all shares of the voting common stock, par value $0.01 per share, of the Company held of record by the undersigned as of the close of business on March 24, 2015, at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 15, 2015 at 8:00 A.M. Pacific Standard Time, at the Pacific Club, located at 4110 MacArthur Boulevard, Newport Beach, California, and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the election of all nominees under Proposal I and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 under Proposal II.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL I AND FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015 UNDER PROPOSAL II. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the reverse side)